Exhibit (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock and Class B Common Stock

of

SoundView Technology Group, Inc.

by

Shakespeare Merger Corporation,

a wholly owned subsidiary of

The Charles Schwab Corporation

at

$15.50 Net per Share

The Offer (as defined herein) and withdrawal rights will expire at 5:00 p.m., New York City Time, on January 8, 2004, unless the

Offer is extended.

Pursuant to an Agreement and Plan of Merger, dated as of November 18, 2003 (the “Merger Agreement”), by and among The Charles Schwab Corporation, a Delaware corporation (“Schwab”), Shakespeare Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Schwab (the “Purchaser”), and SoundView Technology Group, Inc., a Delaware corporation (“SoundView”), the Purchaser is offering to purchase all of the outstanding shares of common stock and Class B common stock, par value $0.01 per share, of SoundView at a price of $15.50 per share, net to the seller in cash, without interest thereon (the “Offer Price”), on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal enclosed with this Offer to Purchase, which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer” described in this Offer to Purchase. All references in this Offer to Purchase SoundView common stock and Class B common stock include the associated preferred stock rights to such common stock and Class B common stock. Following the purchase by the Purchaser of shares of SoundView common stock and Class B common stock in the Offer and the satisfaction or waiver of each of the applicable conditions set forth in the Merger Agreement, the Purchaser will be merged with and into SoundView (the “Merger”), with SoundView surviving the Merger as a wholly owned subsidiary of Schwab. As a result of the Merger, each outstanding share of SoundView common stock and Class B common stock (other than shares owned by the Purchaser, SoundView or any stockholder of SoundView who is entitled to and properly exercises appraisal rights under Delaware law and other than certain shares of unvested restricted stock which will be cancelled in exchange for the creation of a deferred compensation account) will be converted into the right to receive the Offer Price.

SoundView’s board of directors has, at a meeting held on November 18, 2003, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and in the best interests of SoundView and its stockholders, (ii) approved the Merger Agreement, and the transactions contemplated thereby, including the Offer and the Merger, and (iii) resolved to recommend that the stockholders of SoundView accept the Offer, tender their shares of SoundView common stock and Class B common stock pursuant to the Offer and (if required by applicable law) adopt the Merger Agreement and approve the Merger.

The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the Expiration Date (as defined in this Offer to Purchase) shares of SoundView common stock and Class B common stock that, together with any shares of SoundView common stock and Class B common stock then owned by Schwab or any wholly owned subsidiary of Schwab (including the Purchaser), represent greater than 50.1% of the adjusted outstanding share number. The “adjusted outstanding share number” is defined in the Merger Agreement as the sum of all then-outstanding shares of SoundView common stock and Class B common stock, plus, at the election of Schwab, an additional number of shares of SoundView common stock and Class B common stock up to but not exceeding the aggregate number of shares of

SoundView common stock and Class B common stock issuable upon the exercise of any outstanding option that is vested or is expected to become vested (other than by reason of the Merger) on or before September 30, 2004, or any warrant or other right to acquire capital stock of SoundView, or upon the conversion of any security convertible into capital stock of SoundView. (The foregoing condition is referred to as the “Minimum Condition” in this Offer to Purchase). The Offer is also subject to other conditions described in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase.

IMPORTANT

Any stockholder of SoundView who desires to tender all or any portion of such stockholder’s shares of SoundView common stock or Class B common stock to the Purchaser in the Offer should either (i) complete and sign the Letter of Transmittal (or a facsimile copy of it) for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal (having such stockholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile copy of it) and any other required documents to the depositary for the Offer, Wells Fargo Bank Minnesota, N.A., (the “Depositary”), and either deliver the certificates representing such shares to the Depositary along with the Letter of Transmittal (or a facsimile copy of it) or tender such shares by book-entry transfer by following the procedures described in Section 2 (Procedures for Tendering Shares of SoundView Common Stock and Class B Common Stock in the Offer) of this Offer to Purchase, in each case prior to the Expiration Date or (ii) request such stockholder’s broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder of SoundView with shares of SoundView common stock or Class B common stock registered in the name of a broker, dealer, bank, trust company or other nominee must contact that institution in order to tender such shares to the Purchaser in the Offer.

Any stockholder of SoundView who desires to tender shares of SoundView common stock and Class B common stock to the Purchaser in the Offer and whose certificates representing such shares are not immediately available, or who cannot comply in a timely manner with the procedures for tendering shares by book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such shares to the Purchaser in the Offer by following the procedures for guaranteed delivery described in Section 2 (Procedures for Tendering Shares of SoundView Common Stock and Class B Common Stock in the Offer) of this Offer to Purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Offer or the Merger; passed on the merits or fairness of the Offer or the Merger; or passed upon the adequacy or accuracy of the disclosure in this Offer to Purchase. Any representation to the contrary is a criminal offense.

Questions regarding the Offer, and requests for assistance in connection with the Offer, may be directed to the Information Agent for the Offer at the address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent.

The Information Agent for the Offer is:

17 State Street, 10th Floor

New York, NY 10004

Banks and Brokers Call: (212) 440-9800

All Others Call Toll Free: (800) 213-0473

TABLE OF CONTENTS

		Page
Summary Term Sheet		i

Introduction		1

The Tender Offer		3

1.	Terms of the Offer	3

2.	Procedures for Tendering Shares of SoundView Common Stock and Class B Common Stock in the Offer	5

3.	Withdrawal Rights	10

4.	Acceptance for Payment and Payment for Shares of SoundView Common Stock and Class B Common Stock	10

5.	Certain Material United States Federal Income Tax Consequences	12

6.	Price Range of Shares of SoundView Common Stock; Dividends on Shares of SoundView Common Stock	13

7.	Effect of the Offer on the Market for SoundView Common Stock; Nasdaq Listing of SoundView Common Stock; Exchange Act Registration of SoundView Common Stock; Margin Regulations	14

8.	Certain Information Concerning SoundView	15

9.	Certain Information Concerning the Purchaser and Schwab	17

10.	Source and Amount of Funds	17

11.	Background of the Offer	18

12.	Purpose of the Offer and the Merger; Plans for SoundView; The Merger Agreement; Confidentiality Agreement; Going Private Transactions	20

13.	Certain Conditions to the Offer	35

14.	Certain Legal Matters	36

15.	Fees and Expenses	39

16.	Miscellaneous	39

Schedule I Directors and Executive Officers of the Purchaser and Schwab

Summary Term Sheet

We are Shakespeare Merger Corporation, and we are making an offer to purchase all of the outstanding shares of common stock and Class B common stock of SoundView Technology Group, Inc. (“SoundView”). The following are some of the questions you, as a stockholder of SoundView, may have about our offer and our answers to those questions. This Summary Term Sheet provides important and material information about our offer that is described in more detail elsewhere in this Offer to Purchase, but this Summary Term Sheet may not include all of the information about our offer that is important to you. We urge you to carefully read the remainder of this Offer to Purchase and the Letter of Transmittal for our offer because the information in this Summary Term Sheet is not complete. Additional important information about our offer is contained in the remainder of this Offer to Purchase and the Letter of Transmittal for our offer. We have included cross-references in this Summary Term Sheet to other sections of this Offer to Purchase to direct you to the sections of this Offer to Purchase in which a more complete description of the topics covered in this Summary Term Sheet appear.

Who is offering to buy my SoundView shares?

Our name is Shakespeare Merger Corporation. We are offering to buy your shares of SoundView common stock and Class B common stock. We are a Delaware corporation organized as a wholly owned subsidiary of The Charles Schwab Corporation (“Schwab”) for the sole purpose of making a tender offer for the outstanding shares of common stock and Class B common stock of SoundView. Schwab provides securities brokerage, banking, and related financial services to individual investors, independent investment advisors, institutions, and broker-dealers. See Introduction and Section 9 (Certain Information Concerning the Purchaser and Schwab) of this Offer to Purchase for more information.

How many shares of SoundView common stock and Class B common stock are you offering to purchase?

We are making an offer to purchase all of the outstanding shares of common stock and Class B common stock of SoundView. See Introduction and Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

How much are you offering to pay for my shares of SoundView common stock and Class B common stock, what is the form of payment and will I have to pay any fees or commissions if I tender my shares in your offer?

We are offering to pay $15.50 per share, net to you, in cash (without interest) (the “Offer Price”) for each of your shares of SoundView common stock and Class B common stock. If you are the record owner of your shares and you tender them in our offer, you will not have to pay any brokerage fees or similar expenses to do so. If you own your shares through a broker or other nominee, and your broker tenders your shares in our offer on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether it will charge you a fee for tendering your shares in our offer. See Introduction and Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

Am I permitted to tender if I hold shares of SoundView common stock granted under SoundView stock plans that are subject to restriction? If so, what is the form of payment and will I have to pay any fees or commissions if I tender my shares in your offer?

Yes, you will be permitted to tender your restricted shares of SoundView common stock granted under SoundView stock plans. Any tendered restricted shares will be treated in the same manner as other shares of SoundView common stock that are tendered in the offer, except that any shares that vest on consummation of the

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offer will be subject to applicable withholding at the time that they vest, and the Offer Price paid for the portion of the restricted stock that remains unvested following consummation of the offer, if any, will not be immediately payable to you upon consummation of the offer, but will instead be credited as an opening balance of a deferred compensation account for you.

The balance of the deferred compensation account, and any earnings on the balance, will be non-transferable and forfeitable until the previously tendered restricted shares would have vested in accordance with the terms and conditions (including those related to accelerated vesting) included in your restricted stock agreement. If the total number of restricted shares that you tender equals or exceeds 10,000 restricted shares, SoundView will establish a “rabbi” trust for you and deposit in it an amount of cash equal to the amount of deferred compensation credited to your account under the terms of your restricted stock agreement. SoundView’s chief financial officer immediately prior to completion of the merger, or such other individual designated by the chief financial officer, will serve as trustee of the trust. All amounts in your deferred compensation account will be deemed invested in a registered money market fund, except that amounts may be instead deemed invested in alternative investment vehicles as agreed to from time to time by SoundView and you. Upon vesting of the account, you will be entitled to payment, in settlement of your deferred compensation account, of a cash amount equal to the then-value of your deferred compensation account, based on the performance of the deemed investments, subject to applicable withholding taxes.

If you tender your restricted shares in our offer, you will not have to pay any brokerage fees or similar expenses to do so. See Introduction and Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

Do you have the financial resources to pay for all of the shares of SoundView common stock and Class B common stock that you are offering to purchase?

Yes. Our parent company, Schwab, will contribute to us sufficient funds to pay for all of the shares of SoundView common stock and Class B common stock that are accepted for payment by us in our offer, and to make payments for all shares of SoundView common stock and Class B common stock that are not accepted for payment in our offer and that will be converted into the right to receive $15.50 per share in cash (without interest) in the merger described below following the successful completion of our offer. Schwab expects to use its cash on hand and cash equivalents to make this contribution. Our offer is not conditioned on any financing contingencies. See Section 10 (Source and Amount of Funds) of this Offer to Purchase for more information.

Is your financial condition relevant to my decision whether to tender my shares of SoundView common stock and Class B common stock in your offer?

No. We do not believe that our financial condition is relevant to your decision whether to tender your shares of SoundView common stock and Class B common stock in our offer because:

•	cash is the only consideration that we are paying to the holders of SoundView stock in connection with our offer;

•	we are offering to purchase all of the outstanding shares of SoundView common stock and Class B common stock in our offer;

•	our offer is not subject to any financing contingencies; and

•	Schwab has sufficient cash on hand and cash equivalents to provide us with the amount of cash consideration payable to holders of SoundView common stock and Class B common stock in our offer and the merger described below.

See Section 10 (Source and Amount of Funds) of this Offer to Purchase for more information.

How long do I have to tender my shares of SoundView common stock and Class B common stock in your offer?

Unless we extend our offer, you will have until 5:00 p.m., New York City time, on January 8, 2004, to tender your shares of SoundView common stock and Class B common stock in our offer. If you cannot deliver everything that is required to tender your shares by that time, you may be able to use a guaranteed delivery procedure to tender your shares, as described in Section 2 (Procedures for Tendering Shares of SoundView Common Stock and Class B Common Stock in the Offer) of this Offer to Purchase.

What are the most significant conditions to your offer?

We are not obligated to purchase any shares of SoundView common stock and Class B common stock that are tendered in our offer unless, prior to the expiration of our offer, the number of shares validly tendered in accordance with the terms of our offer and not withdrawn, together with any shares of SoundView common stock and Class B common stock then owned by Schwab or any wholly owned subsidiary of Schwab (including us), represent greater than 50.1% of the “adjusted outstanding share number,” which is defined in the merger agreement as the sum of all then-outstanding shares of SoundView common stock and Class B common stock, plus, at the election of Schwab, an additional number of shares of SoundView common stock and Class B common stock up to but not exceeding the aggregate number of shares of SoundView common stock and Class B common stock issuable upon the exercise of any outstanding option that is vested or is expected to become vested (other than by reason of the merger) on or before September 30, 2004, or any warrant or other right to acquire capital stock of SoundView, or upon the conversion of any security convertible into capital stock of SoundView. (The foregoing condition is referred to as the “minimum condition.”)

Our offer is not subject to any financing contingencies, but it is subject to a number of other conditions, including conditions with respect to the accuracy of SoundView’s representations and warranties in the merger agreement as of the date of the merger agreement and the first date on which we accept any shares of SoundView common stock and Class B common stock for payment pursuant to the Offer, the receipt of necessary approvals from the government, the National Association of Securities Dealers, Inc., the New York Stock Exchange, Inc., the American Stock Exchange LLC and other regulatory bodies, SoundView’s compliance in all material respects with its covenants set forth in the merger agreement, the absence of any temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the offer or the merger and the absence of any legal requirement enacted or deemed applicable to the offer or the merger preventing or prohibiting the offer or the merger. See Section 13 (Certain Conditions to the Offer) of this Offer to Purchase for more information about these and other conditions to our offer.

We can waive any condition to our offer without SoundView’s consent, other than the minimum condition.

Under what circumstances can or must you extend your offer?

We are permitted to (and are required to only under certain limited circumstances) extend our offer beyond its initial expiration date of January 8, 2004:

•	for such amount of time as we determine to be necessary to permit all of the conditions to our offer to be satisfied;

•	for any period required by any rule or regulation of the Securities and Exchange Commission applicable to our offer; and

•	for an additional period of not more than ten business days, if the minimum condition has been satisfied, but the sum of the number of shares of SoundView common stock and Class B common stock that have been validly tendered and not withdrawn in our offer as of the scheduled or any extended expiration date of our offer, together with any shares of SoundView common stock and Class B common stock then owned by Schwab or any wholly owned subsidiary of Schwab (including us), represents less than 90% of the outstanding number of shares of SoundView common stock and Class B common stock as of that date.

In addition, if any condition to our offer has not been satisfied or waived, we are required to extend our offer for the shortest time periods which we reasonably believe are necessary to cause the conditions to be satisfied. At our option, we may (but are not required to) also provide for a subsequent offering period, and one or more extensions thereof, following the expiration of and acceptance for payment of shares tendered in our offer. During any subsequent offering period, if there is one, you could tender your shares to us for the same offer price payable in our offer. See Section 1 (Terms of the Offer) of this Offer to Purchase for more information. We do not currently intend to provide for a subsequent offering period, but reserve the right to do so in our sole discretion.

How will I be notified if you extend your offer?

If we extend our offer, we will inform the Depositary, Wells Fargo Bank Minnesota, N.A., of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which our offer was previously scheduled to expire. See Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

How do I tender my shares of SoundView common stock and Class B common stock in your offer?

To tender all or any portion of your shares of SoundView common stock and Class B common stock in our offer, you must either deliver the certificate or certificates representing your tendered shares, together with the Letter of Transmittal (or a facsimile copy of it) enclosed with this Offer to Purchase, properly completed and duly executed, together with any required signature guarantees, and any other required documents, to the Depositary, Wells Fargo Bank Minnesota, N.A., or tender your shares using the book-entry procedure described in Section 2 (Procedures for Tendering Shares of SoundView Common Stock and Class B Common Stock in the Offer) of this Offer to Purchase, prior to the expiration of our offer.

If you hold your shares of SoundView common stock or Class B common stock in street name through a broker, dealer, bank, trust company or other nominee and you wish to tender all or any portion of your shares of SoundView common stock and Class B common stock in our offer, the broker, dealer, bank, trust company or other nominee that holds your shares must tender them on your behalf through the Depositary.

If you cannot deliver the items that are required to be delivered to the Depositary by the expiration of our offer, you may obtain additional time to do so by having a broker, bank or other fiduciary that is a member of the Securities Transfer Agent’s Medallion Program or other eligible institution guarantee that the missing items will be received by the Depositary within three Nasdaq National Market trading days. You may use the Notice of Guaranteed Delivery enclosed with this Offer to Purchase for this purpose. To tender shares of SoundView common stock and Class B common stock in this manner, however, the Depositary must receive the missing items within such three trading day period or your shares will not be validly tendered. See Section 2 (Procedures for Tendering Shares of SoundView Common Stock and Class B Common Stock in the Offer) of this Offer to Purchase for more information.

Can I withdraw shares that I previously tendered in your offer? Until what time may I withdraw previously tendered shares?

Yes. You can withdraw some or all of the shares of SoundView common stock and Class B common stock that you previously tendered in our offer at any time until the expiration date of our offer, as it may be extended. Further, if we have not accepted your shares for payment by February 2, 2004, you can withdraw them at any time after February 2, 2004. Once we accept your tendered shares for payment upon the expiration of our offer (including the expiration of any extension thereof), however, you will no longer be able to withdraw them. In addition, your right to withdraw your previously tendered and accepted shares will not apply to any subsequent offering period (which is not the same as an extension of our offer), if one is provided. See Section 1 (Terms of the Offer) and Section 3 (Withdrawal Rights) of this Offer to Purchase for more information.

How do I withdraw my previously tendered shares?

To withdraw any shares of SoundView common stock or Class B common stock that you previously tendered in our offer, you (or, if your shares are held in street name, the broker, dealer, bank, trust company or other nominee that holds your shares) must deliver a written notice of withdrawal (or a facsimile copy of one), with the required information, to the Depositary while you still have the right to withdraw your shares. See Section 1 (Terms of the Offer) and Section 3 (Withdrawal Rights) of this Offer to Purchase for more information.

Has SoundView’s board of directors approved your offer?

Yes. Our offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 18, 2003, by and among Schwab, SoundView and us. SoundView’s board of directors has:

•	determined that the merger agreement and the transactions contemplated by the merger agreement, including our offer and the merger contemplated by the merger agreement, are advisable and in the best interests of SoundView and its stockholders;

•	approved the merger agreement, and the transactions contemplated by the merger agreement, including our offer and the merger contemplated by the merger agreement; and

•	resolved to recommend that SoundView’s stockholders accept the offer, tender their shares of SoundView common stock and Class B common stock pursuant to our offer and (if required by applicable law) adopt the merger agreement and approve the merger contemplated by the merger agreement.

Accordingly, SoundView’s board of directors recommends that you accept our offer and tender your shares of SoundView common stock and Class B common stock pursuant to our offer and, if required, vote to adopt the merger agreement.

The factors considered by SoundView’s board of directors in making the determinations and the recommendation described above are described in SoundView’s Solicitation/Recommendation Statement on Schedule 14D-9, which has been filed with the Securities and Exchange Commission and is being mailed to the stockholders of SoundView with this Offer to Purchase.

Keefe, Bruyette & Woods, Inc., which acted as the financial advisor to SoundView’s board of directors, delivered an opinion to SoundView’s board of directors, dated November 18, 2003, to the effect that, as of that date, based upon and subject to the assumptions made, the procedures followed, other matters considered and the limitations of the review undertaken in its opinion, the Offer Price to be paid to tendering stockholders in the offer and to be paid to holders of SoundView common stock and Class B common stock in the merger was fair, from a financial point of view, to the holders of shares of SoundView common stock and Class B common stock other than Schwab and its affiliates. Stockholders of SoundView are urged to, and should, carefully read SoundView’s Solicitation/ Recommendation Statement on Schedule 14D-9 and the opinion of Keefe, Bruyette & Woods, Inc., which is annexed thereto, in their entirety.

What are your plans if you successfully complete your offer but do not acquire all of the outstanding shares of SoundView common stock and Class B common stock in your offer?

If we successfully complete our offer and certain limited conditions are satisfied, as soon as practicable following the successful completion of our offer, we intend to merge with and into SoundView. As a result of that merger, (i) all of the outstanding shares of SoundView common stock and Class B common stock that are not tendered in our offer (other than shares that are owned by SoundView or us, any shares that are owned by any stockholder of SoundView who is entitled to and properly exercises appraisal rights under Delaware law in respect of their shares and certain shares of unvested restricted stock which will convert into a deferred compensation account) will be canceled and converted into the right to receive $15.50 per share in cash (without

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interest) and (ii) each of our issued and outstanding shares of capital stock, all of which are owned by Schwab, will be converted into 25,000 shares of SoundView common stock, as a result of which Schwab will own all of the issued and outstanding shares of SoundView.

Our obligation to merge with SoundView following the successful completion of our offer is conditioned on the adoption of the merger agreement by the majority of SoundView’s stockholders under Delaware law (if required), no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the merger having been issued by any court of competent jurisdiction and remaining in effect, and there not being any legal requirement enacted or deemed applicable to the merger preventing or prohibiting the merger. If we successfully complete our offer, we will hold a sufficient number of shares of SoundView common stock to ensure the requisite adoption of the merger agreement by SoundView stockholders under Delaware law to complete the merger. In addition, if we own at least 90% of the outstanding shares of SoundView common stock and Class B common stock, we will not be required to obtain stockholder approval to complete the merger.

If you successfully complete your offer, what will happen to SoundView’s board of directors?

If we successfully complete our offer, under the merger agreement we are entitled to designate at least a majority of the members of SoundView’s board of directors. In such case SoundView has agreed (to the extent requested by Schwab) to cause Schwab’s designees to be elected or appointed to its board of directors in such number as is proportionate to Schwab’s share ownership. Therefore, if we successfully complete our offer, Schwab will obtain control over the management of SoundView shortly thereafter. However, we and Schwab have also agreed in the merger agreement that SoundView will use its reasonable best efforts to ensure that at least three of the members of SoundView’s board of directors, at all times prior to the completion of the merger, are individuals who were directors of SoundView on November 18, 2003, the date of the merger agreement. After the election or appointment of the directors designated by Schwab to SoundView’s board of directors and prior to the completion of the merger, under the terms of the merger agreement, the approval of the individuals who were directors of SoundView on November 18, 2003 (or their successors) will be required to authorize any of the following actions of SoundView, to the extent the action in question could reasonably be expected to affect adversely the holders of shares of SoundView common stock and Class B common stock (other than Schwab or us): (i) any action by SoundView with respect to any amendment or waiver of any term or condition of the merger agreement or the certificate of incorporation or bylaws of SoundView; (ii) any termination or rescission of the merger agreement by SoundView; (iii) any extension by SoundView of the time for the performance of any of the obligations or other acts of Schwab or us, or any waiver or assertion of any of SoundView’s rights under the merger agreement; (iv) any termination of employment of Mark F. Loehr, John Hervey, Robert C. Meier, Troy Nickerson, Doug Henderson or Gerard P. Maus; or (v) any other consent or action by SoundView’s board of directors with respect to the merger agreement or the merger. See Section 12 (Purpose of the Offer and the Merger; Plans for SoundView; The Merger Agreement; Confidentiality Agreement; Going Private Transactions) of this Offer to Purchase for more information.

If I decide not to tender my shares of SoundView common stock and Class B common stock in your offer, how will your offer affect my shares?

If we successfully complete our offer, but you do not tender your shares in our offer, and the merger takes place, your shares will be canceled and converted into the right to receive the same amount of cash that you would have received had you tendered your shares in our offer (without interest), subject to your right to pursue your appraisal rights under Delaware law. Therefore, if we complete the merger, unless you perfect your appraisal rights under Delaware law, the only difference to you between having your shares accepted for payment in our offer and not doing so is that you will be paid earlier if you have your shares accepted for payment in our offer.

If we successfully complete our offer, then until such time thereafter as we complete the merger, the number of stockholders of SoundView and the number of shares of SoundView common stock that remain in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the shares of common stock. We may decide to cause the shares of SoundView common stock to be delisted from The Nasdaq National Market or the shares of SoundView common stock may no longer be eligible to be traded on The Nasdaq National Market or any other securities exchange. Also, SoundView may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission’s rules relating to publicly held companies. See Section 7 (Effect of the Offer on the Market for SoundView Common Stock; Nasdaq Listing of SoundView Common Stock; Exchange Act Registration of SoundView Common Stock; Margin Regulations) and Section 12 (Purpose of the Offer and the Merger; Plans for SoundView; The Merger Agreement; Confidentiality Agreement; Going Private Transactions) of this Offer to Purchase for more information.

Are appraisal rights available in either your offer or the merger?

Appraisal rights are not available in connection with our offer. If, however, you choose not to tender your shares of SoundView common stock or Class B common stock in our offer and we purchase shares of SoundView common stock and Class B common stock in our offer, appraisal rights will be available to you in connection with our merger with and into SoundView. If you choose to exercise your appraisal rights in connection with the merger, and you comply with the applicable requirements under Delaware law, you will be entitled to payment for your shares based on a fair and independent appraisal of the value of your shares as of November 18, 2003, the date prior to public announcement of the proposed transaction with Schwab. This value may be more or less than the $15.50 per share that we are offering to pay you for your shares in our offer or that you would otherwise receive in the Merger. See Section 12 (Purpose of the Offer and the Merger; Plans for SoundView; The Merger Agreement; Confidentiality Agreement; Going Private Transactions) of this Offer to Purchase for more information.

What are the United States federal income tax consequences of having my shares of SoundView common stock and Class B common stock accepted for payment in your offer or receiving cash in the merger?

The receipt of cash pursuant to our offer (or the merger) will be a taxable transaction for United States federal income tax purposes under the Internal Revenue Code of 1986, as amended (the “Code”), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for United States federal income tax purposes, if your shares of SoundView common stock and Class B common stock are accepted for payment in our offer or if you receive cash in the merger, you will recognize gain or loss equal to the difference between the amount of cash you receive in our offer (or the merger) and your aggregate adjusted tax basis in the shares you tender and have accepted for payment in our offer or converted into cash in the merger, as the case may be. Gain or loss will be calculated separately for each block of shares you tender and have accepted for payment in our offer or converted into cash in the merger, as the case may be. See Section 5 (Certain Material United States Federal Income Tax Consequences) of this Offer to Purchase for more information. Holders of shares of restricted stock, please also see Section 12 (Purpose of the Offer and the Merger; Plans for SoundView; The Merger Agreement; Confidentiality Agreement; Going Private Transactions) of this Offer to Purchase for more information.

You are urged to consult your own tax advisors to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of our offer and the merger.

What is the market value of my shares of SoundView common stock?

On November 18, 2003, the last trading day before Schwab and SoundView announced that they had entered into the merger agreement, the last sale price of shares of SoundView common stock reported on The Nasdaq National Market was $13.25 per share; therefore, the offer price of $15.50 per share represents a premium of 16.98% over the closing price of SoundView shares on the last full trading day before announcement of the merger agreement. On December 2, 2003, the last full trading day prior to the commencement of our offer, the last sale price of shares of SoundView common stock reported on The Nasdaq National Market was $15.43 per share. We advise you to obtain a recent quotation for shares of SoundView common stock when deciding whether to tender your shares in our offer. See Section 6 (Price Range of Shares of SoundView Common Stock; Dividends on Shares of SoundView Common Stock) of this Offer to Purchase for more information. Shares of SoundView Class B common stock are not currently listed and no public trading market exists for such stock.

Whom can I contact if I have questions about your offer?

You should contact the Information Agent for our offer at the address and telephone number listed below if you have any questions about our offer. The Information Agent for the offer is:

17 State Street, 10th Floor

New York, NY 10004

Banks and Brokers Call: (212) 440-9800

All Others Call Toll Free: (800) 213-0473

To:	The Holders of Common Stock and Class B Common Stock of SoundView Technology Group, Inc.:

Introduction

Shakespeare Merger Corporation, a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of The Charles Schwab Corporation, a Delaware corporation (“Schwab”), hereby offers to purchase all of the outstanding shares of common stock and Class B common stock, par value $0.01 per share, of SoundView Technology Group, Inc., a Delaware corporation (“SoundView”), at a price of $15.50 per share, net to the seller in cash (without interest thereon) (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal enclosed with this Offer to Purchase, which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer” described in this Offer to Purchase. All references in this Offer to Purchase SoundView common stock and Class B common stock include the associated preferred stock rights to such common stock and Class B common stock.

Tendering SoundView stockholders whose shares of SoundView common stock and Class B common stock are registered in their own names and who tender their shares directly to Wells Fargo Bank Minnesota, N.A., which is acting as the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions in connection with the Offer or, except as set forth in Instruction 6 to the Letter of Transmittal for the Offer, transfer taxes on the sale of the shares in the Offer. A stockholder of SoundView who holds shares of SoundView common stock and Class B common stock through a broker, dealer, bank, trust company or other nominee should consult with such institution to determine whether it will charge any service fees for tendering such stockholder’s shares to the Purchaser in the Offer.

The Purchaser will pay all fees and expenses of the Depositary and Georgeson Shareholder Communications Inc., which is acting as the information agent for the Offer (the “Information Agent”), incurred in connection with the Offer. See Section 15 (Fees and Expenses) of this Offer to Purchase for more information.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 18, 2003, by and among Schwab, the Purchaser and SoundView (the “Merger Agreement”) pursuant to which, following the purchase by the Purchaser of shares of SoundView common stock and Class B common stock in the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into SoundView (the “Merger”), with SoundView surviving the Merger as a wholly owned subsidiary of Schwab. As a result of the Merger, each outstanding share of SoundView common stock and Class B common stock (other than shares owned by the Purchaser, SoundView or any stockholder of SoundView who is entitled to and properly exercises appraisal rights under Delaware law and other than certain shares of unvested restricted stock which will be cancelled in exchange for the creation of a deferred compensation account) will be converted into the right to receive the Offer Price, without interest thereon. See Section 12 (Purpose of the Offer and the Merger; Plans for SoundView; The Merger Agreement; Confidentiality Agreement; Going Private Transactions) of this Offer to Purchase for more information.

SoundView’s board of directors has, at a meeting held on November 18, 2003, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and in the best interests of SoundView and its stockholders, (ii) approved the Merger Agreement, and the transactions contemplated thereby, including the Offer and the Merger, and (iii) resolved to recommend that the stockholders of SoundView accept the Offer, tender their shares of common stock and Class B common stock pursuant to the Offer and (if required by applicable law) adopt the Merger Agreement and approve the Merger.

The factors considered by SoundView’s board of directors in making the determinations and the recommendation described above are described in SoundView’s Solicitation/ Recommendation Statement on Schedule 14D-9, which has been filed with the Securities and Exchange Commission and is being mailed to the stockholders of SoundView with this Offer to Purchase.

Keefe, Bruyette & Woods, Inc. (“KBW”), which acted as the financial advisor to SoundView’s board of directors, delivered an opinion to SoundView’s board of directors, dated November 18, 2003, to the effect that, as of that date, based upon and subject to the assumptions made, the procedures followed, other matters considered and the limitations of the review undertaken in its opinion, the Offer Price to be paid to tendering stockholders in the Offer and to be paid to holders of SoundView common stock and Class B common stock in the Merger was fair, from a financial point of view, to the holders of shares of SoundView common stock and Class B common stock other than Schwab and its affiliates. Stockholders of SoundView are urged to, and should, carefully read SoundView’s Solicitation/ Recommendation Statement on Schedule 14D-9 and the opinion of KBW, which is annexed thereto, in their entirety.

The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the Expiration Date (as defined in Section 1 of this Offer to Purchase) of the Offer (excluding shares tendered by notice of guaranteed delivery that have not been delivered to the Depositary by the Expiration Date) shares of SoundView common stock and Class B common stock that, together with any shares of SoundView common stock and Class B common stock then owned by Schwab or any wholly owned subsidiary of Schwab (including the Purchaser), represent greater than 50.1% of the “Adjusted Outstanding Share Number,” which is defined in the Merger Agreement as the sum of all then-outstanding shares of SoundView common stock and Class B common stock, plus, at the election of Schwab, an additional number of shares of SoundView common stock and Class B common stock up to but not exceeding the aggregate number of shares of SoundView common stock and Class B common stock issuable upon the exercise of any outstanding option that is vested or is expected to become vested (other than by reason of the Merger) on or before September 30, 2004, or any warrant or other right to acquire capital stock of SoundView, or upon the conversion of any security convertible into capital stock of SoundView. (The foregoing condition is referred to as the “Minimum Condition.”) The Offer is also subject to other conditions described in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase.

Completion of the Merger is also subject to the satisfaction of certain conditions, including (i) the acceptance for payment of, and payment for, shares of SoundView common stock and Class B common stock by the Purchaser in the Offer; (ii) the absence of any temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the offer or the merger and the absence of any legal requirement enacted or deemed applicable to the offer or the merger preventing or prohibiting the offer or the merger; and (iii) the adoption of the Merger Agreement by the affirmative vote of the holders of greater than 50% of the outstanding shares of SoundView common stock and Class B common stock, if required by applicable law. If the Offer is successfully completed, the Purchaser will have sufficient voting power to adopt the Merger Agreement without the vote of any other holder of SoundView common stock or Class B common stock. In addition, if the Purchaser owns 90% or more of the outstanding shares of SoundView common stock and Class B common stock, under applicable law, the Purchaser and Schwab will be able to complete the Merger without adoption of the Merger Agreement by the holders of SoundView common stock and Class B common stock. In such event, under the terms of the Merger Agreement, Schwab, the Purchaser and SoundView have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable without a stockholders’ meeting. See Section 12 (Purpose of the Offer and the Merger; Plans for SoundView; The Merger Agreement; Confidentiality Agreement; Going Private Transactions) of this Offer to Purchase for more information.

SoundView has informed the Purchaser that, as of November 30, 2003, there were: (i) 20,730,817 shares of SoundView common stock issued and outstanding; (ii) no shares of SoundView Class B common stock issued and outstanding; (iii) 2,854,675 shares of SoundView common stock subject to outstanding options (of which 2,129,203 are vested or are expected to become vested (other than by reason of the Offer or the Merger) on or before September 30, 2004); (iv) 21,392 shares of SoundView common stock subject to outstanding warrants to purchase shares of SoundView common stock from SoundView; (v) 1,127,460 shares of SoundView Class B common stock subject to an outstanding warrant to purchase shares of SoundView Class B common stock from SoundView; and (vi) no shares of SoundView common stock issuable upon the conversion of outstanding

SoundView securities (other than the options and warrants described above). Based upon the foregoing, the Minimum Condition will be satisfied if between 10,386,140 shares of SoundView common stock and Class B common stock (assuming that Schwab elects to include only outstanding shares of SoundView common stock and Class B common stock in calculating SoundView’s Adjusted Outstanding Share Number) and 12,028,445 shares of SoundView common stock and Class B common stock (assuming that Schwab elects to include both outstanding shares of SoundView common stock and Class B common stock and the maximum permissible number of options and warrants in calculating SoundView’s Adjusted Outstanding Share Number) are validly tendered and not withdrawn prior to the Expiration Date. The actual number of shares of SoundView common stock and Class B common stock that are required to be tendered to satisfy the Minimum Condition will depend upon the actual Adjusted Outstanding Share Number as determined by Schwab.

Certain material United States federal income tax consequences of the sale of the shares of SoundView common stock and Class B common stock pursuant to the Offer and the conversion of shares of SoundView common stock and Class B common stock pursuant to the Merger are described in Section 5 (Certain Material United States Federal Income Tax Consequences) of this Offer to Purchase.

If, between the date of the Merger Agreement and the date on which any particular share of SoundView common stock or Class B common stock is accepted for payment and paid for pursuant to the Offer, the outstanding shares of SoundView common stock or Class B common stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price applicable to such share will be appropriately adjusted.

This Offer to Purchase and the Letter of Transmittal for the Offer contain important information about the Offer and should be read carefully and in their entirety before any decision is made with respect to the Offer.

The Tender Offer

1.	Terms of the Offer

Upon the terms of and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay the Offer Price for all shares of SoundView common stock and Class B common stock that are validly tendered on or prior to the Expiration Date and not theretofore withdrawn in accordance with the procedures for withdrawal described in Section 3 (Withdrawal Rights) of this Offer to Purchase. The term “Expiration Date” as used in this Offer to Purchase means 5:00 p.m., New York City time, on January 8, 2004, unless and until the Purchaser extends the period of time during which the Offer is open in accordance with the terms of the Merger Agreement, in which event the term Expiration Date as used in this Offer to Purchase will mean the latest time at which the Offer, as so extended by the Purchaser, will expire.

Under the terms of the Merger Agreement, if any condition to the offer has not been satisfied or waived by 5:00 p.m. New York City time, on January 8, 2004, the initial Expiration Date, the Purchaser is obligated to extend the Offer for the shortest time periods which it reasonably believes are necessary to cause the conditions to be satisfied.

Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right (but is not obligated under the terms of the Merger Agreement or for any other reason) to increase the Offer Price and to waive or make any other changes to the terms and conditions of the Offer, except that, without the prior written consent of SoundView: (i) the Minimum Condition may not be amended or waived; and (ii) no change may be made to the Offer that (A) changes the form of consideration to be paid pursuant to the Offer, (B) decreases the Offer Price or the number of shares of SoundView common stock and Class B common stock sought to be purchased in the Offer, (C) imposes conditions to the Offer in addition to the Offer Conditions, (D) except as otherwise permitted by the Merger Agreement, extends the Expiration Date beyond the initial Expiration Date, (E) amends any other term of the Offer in a manner adverse to the holders of SoundView common stock and

Class B common stock or (F) reduces the time period during which the Offer shall remain open. Under no circumstances will interest be paid on the Offer Price for tendered shares of SoundView common stock and Class B common stock, regardless of any extension of or amendment to the Offer or any delay in paying for any shares.

If by 5:00 p.m., New York City time, on January 8, 2004 (or by any other time and date then scheduled as the Expiration Date), any or all of the Offer Conditions have not been satisfied or waived, subject to the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission, the Purchaser may (i) subject to the qualification described in the immediately preceding paragraph of this Offer to Purchase with respect to the Minimum Condition, waive all of the conditions to the Offer that remain unsatisfied and accept for payment and pay for all shares of SoundView common stock and Class B common stock that have been validly tendered and not withdrawn prior to the Expiration Date or (ii) extend the Offer and, subject to the right of holders of shares of SoundView common stock and Class B common stock previously tendered to withdraw such tendered shares at any time prior to the Expiration Date, retain all of the shares that have been previously tendered and not withdrawn during the period or periods for which the Offer is extended, or (iii) subject to the qualifications described in the immediately preceding paragraph of this Offer to Purchase, amend the Offer. In addition, under certain circumstances, the Purchaser may terminate the Offer in accordance with the Merger Agreement, not accept for payment or pay for any shares of SoundView common stock and Class B common stock and return all previously tendered shares to the owners of such shares.

The rights reserved by the Purchaser described in the two preceding paragraphs are in addition to its rights pursuant to Section 13 (Certain Conditions to the Offer) of this Offer to Purchase. Any extension of the Offer, waiver of conditions to the Offer, amendment to the Offer or termination will be followed as promptly as practicable by a public announcement thereof. An announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require that material changes be promptly disseminated to holders of shares of SoundView common stock and Class B common stock), the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the PR Newswire and/or Dow Jones news services. The phrase “business day” as used in this paragraph has the meaning set forth in Rule 14d-1 under the Exchange Act.

In the event that the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition to the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following a material change in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required under the applicable rules and regulations of the Securities and Exchange Commission to allow for adequate dissemination to stockholders.

Under Rule 14d-11 of the Exchange Act and subject to the conditions described in the following paragraph of this Offer to Purchase, the Purchaser may elect to provide for a subsequent offering period, immediately following the Expiration Date, of not fewer than three business days nor more than twenty business days in length. If provided, a subsequent offering period would be an additional period of time, following the Expiration Date and the acceptance for payment of, and the payment for, any shares of SoundView common stock and Class B common stock that are validly tendered in the Offer and not withdrawn prior to the Expiration Date, during which holders of shares of SoundView common stock and Class B common stock that were not previously tendered in the Offer may tender such shares to the Purchaser in exchange for the Offer Price on the same terms that applied to the Offer. A subsequent offering period is not the same as an extension of the Offer, which will have been previously completed if a subsequent offering period is provided. The Purchaser will accept for payment, and pay for, any shares of SoundView common stock and Class B common stock that are validly tendered to the Purchaser during a subsequent offering period, if provided, as promptly as practicable after any such shares are validly tendered to the Purchaser during such subsequent offering period, for the same price paid to holders of shares of SoundView common stock and Class B common stock that were validly tendered in the Offer and not withdrawn prior to the Expiration Date, net to the holders thereof in cash, without interest thereon. Holders of shares of SoundView common stock and Class B common stock that are validly tendered to the Purchaser during a subsequent offering period, if provided, will not have the right to withdraw such tendered shares.

Under Rule 14d-11 of the Exchange Act, the Purchaser may provide for a subsequent offering period so long as, among other things, (i) the initial period of the Offer has expired, (ii) the Purchaser offers the same form and amount of consideration for shares of SoundView common stock and Class B common stock in the subsequent offering period that was offered in the Offer, (iii) the Purchaser immediately accepts and promptly pays for all shares of SoundView common stock and Class B common stock that are validly tendered to the Purchaser and not withdrawn prior to the Expiration Date, (iv) the Purchaser announces the results of the Offer, including the approximate number and percentage of shares of SoundView common stock and Class B common stock that were validly tendered in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the subsequent offering period and (v) the Purchaser immediately accepts and promptly pays for shares of SoundView common stock and Class B common stock as they are tendered during the subsequent offering period.

The Purchaser does not currently intend to provide for a subsequent offering period following the expiration of the Offer, although it reserves the right to do so in its sole discretion.

SoundView has provided the Purchaser with a list and security position listings of SoundView’s stockholders for the purpose of disseminating the Offer to holders of shares of SoundView common stock and Class B common stock. This Offer to Purchase and the Letter of Transmittal enclosed with this Offer to Purchase and other materials related to the Offer will be mailed to record holders of shares of SoundView common stock and Class B common stock. This Offer to Purchase and the Letter of Transmittal will be furnished to brokers, dealers, banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the list of SoundView’s stockholders, or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to the beneficial owners of shares of SoundView common stock and Class B common stock.

2.	Procedures for Tendering Shares of SoundView Common Stock and Class B Common Stock in the Offer

Valid Tender

For a stockholder to validly tender shares of SoundView common stock and Class B common stock in the Offer:

•	the certificate(s) representing the tendered shares, together with the Letter of Transmittal (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees (as described below under the caption “Signature Guarantees”) and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date;

•

in the case of a tender effected pursuant to the book-entry transfer procedures described below under the caption “Book-Entry Transfer,” (i) either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (as described below under the caption “Signature Guarantees”), or an Agent’s Message (as described below under the caption “Book-Entry Transfer”), and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date and (ii) the shares to be tendered must be delivered pursuant to the book-entry transfer procedures and a Book-Entry Confirmation (each as described below under the caption “Book-Entry Transfer”) must be received by the Depositary prior to the Expiration Date; or

•	the tendering stockholder must comply with the guaranteed delivery procedures described below under the caption “Guaranteed Delivery” prior to the Expiration Date.

The valid tender of shares of SoundView common stock and Class B common stock in accordance with one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms of and subject to the conditions to the Offer.

The method of delivery of shares of SoundView common stock and Class B common stock to be tendered in the Offer, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility described below, is at the election and risk of the tendering stockholder. Shares of SoundView common stock and Class B common stock to be tendered in the Offer will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation described below). If delivery of shares is made by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer

The Depositary will establish an account with respect to the shares of SoundView common stock and Class B common stock at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant of the Book-Entry Transfer Facility’s system may effect a book-entry delivery of shares of SoundView common stock and Class B common stock in the Offer by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. The confirmation of a book-entry transfer of shares into the Depositary’s account at the Book-Entry Transfer Facility as described above is sometimes referred to in this Offer to Purchase as a “Book-Entry Confirmation.” The term “Agent’s Message” as used in this Offer to Purchase means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that (i) the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares of SoundView common stock and Class B common stock that are the subject of the Book-Entry Confirmation that the participant has received, (ii) the participant agrees to be bound by the terms of the Letter of Transmittal and (iii) the Purchaser may enforce such agreement against such participant.

Although delivery of shares of SoundView common stock and Class B common stock may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees (as described below under the caption “Signature Guarantees”), or an Agent’s Message (as described above), and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date to effect a valid tender of shares by book-entry. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

Signature Guarantees

No signature guarantee is required on the Letter of Transmittal that is being returned with shares of SoundView common stock and Class B common stock being tendered in the Offer if (i) the Letter of Transmittal is signed by the registered holder(s) of the shares of SoundView common stock or Class B common stock tendered with such Letter of Transmittal, unless such registered holder(s) has completed either the box labeled Special Payment Instructions or the box labeled Special Delivery Instructions on such Letter of Transmittal or (ii) shares of SoundView common stock or Class B common stock are tendered for the account of a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent’s Medallion Program, Nasdaq Stock Market Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other eligible guarantor institution, as such term is defined in Rule 17Ad-15 under the Exchange Act (which are sometimes referred to as “Eligible Institutions” in this Offer to Purchase). For purposes of the foregoing, a registered holder of shares of SoundView common stock or Class B common stock includes any participant in the Book-Entry Transfer Facility’s system whose name appears on a security position listing as the owner of such shares. In all other cases, all signatures on the Letter of Transmittal that is being returned with shares of SoundView common stock or Class B common stock being tendered in the Offer must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal enclosed with this Offer to Purchase for more information. If certificates representing shares of SoundView common stock or Class B common stock being tendered in the Offer are registered in the name of a person other than the signer of the Letter of Transmittal that is being returned with such shares, or if payment is to be made or certificates representing shares of SoundView common stock or Class B common stock not being tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on such certificates, with the signatures on such certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal enclosed with this Offer to Purchase for more information.

Guaranteed Delivery

If a stockholder desires to tender shares of SoundView common stock or Class B common stock in the Offer and such stockholder’s certificates representing such shares are not immediately available, or the book-entry transfer procedures described above under the caption “Book-Entry Transfer” cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder may tender such shares of SoundView common stock or Class B common stock if all the following conditions are met:

•	such tender is made by or through an Eligible Institution (as described above under the caption “Signature Guarantees”);

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form enclosed with this Offer to Purchase, is received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date; and

•

either (i) the certificates representing shares of SoundView common stock and Class B common stock being tendered in the Offer, together with the Letter of Transmittal enclosed with this Offer to Purchase (or facsimile copy of it), properly completed and duly executed, and any required signature guarantees (as described above under the caption “Signature Guarantees”), and any other required documents, are received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase within three trading days (as described below) after the date of execution of such Notice of Guaranteed Delivery or (ii) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under the caption “Book-Entry Transfer,” (1) either the Letter of Transmittal enclosed with this Offer to Purchase (or facsimile copy of it), properly completed and duly executed, and any required signature guarantees (as described above under the caption “Signature Guarantees”), or an Agent’s Message (as described above under the caption “Book-Entry Transfer”), and any other required documents, is received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase and (2) such shares are delivered pursuant to the book-entry transfer procedures described above under the caption “Book-Entry Transfer” and a Book-Entry

Confirmation (as described above under the caption “Book-Entry Transfer”) is received by the Depositary, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery. For purposes of the foregoing, a trading day is any day on which The Nasdaq National Market is open for business.

The Notice of Guaranteed Delivery described above may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary, and must include a guarantee by an Eligible Institution (as described above under the caption “Signature Guarantees”) in the form set forth in such Notice of Guaranteed Delivery. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The method of delivery of share certificates, the Letter of Transmittal and all other required documents is at the option and risk of the tendering stockholder, and delivery will be made only when actually received by the Depositary.

Other Requirements

Notwithstanding any provision hereof, in all cases payment for shares of SoundView common stock and Class B common stock that are accepted for payment in the Offer will be made only after timely receipt by the Depositary of the following:

•	certificates for such shares, or a timely Book-Entry Confirmation (as described above under the caption “Book-Entry Transfer”) with respect to such shares;

•	the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, with any required signature guarantees (as described above under the caption “Signature Guarantees”), or in the case of a Book-Entry Transfer, an Agent’s Message in lieu of the Letter of Transmittal, as described above under the caption “Book-Entry Transfer”); and

•	any other documents required by the Letter of Transmittal.

Accordingly, tendering stockholders may be paid at different times depending upon when certificates for shares of SoundView common stock and Class B common stock being tendered in the Offer or Book-Entry Confirmations with respect to shares of SoundView common stock and Class B common stock being tendered in the Offer are actually received by the Depositary.

Under no circumstances will interest be paid by the Purchaser on the Offer Price payable in respect of shares of SoundView common stock and Class B common stock being tendered in the Offer, regardless of any extension of, or amendment to, the Offer or any delay in paying for such shares.

Appointment

By executing and returning the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), or in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of the Letter of Transmittal as described above under the caption “Book-Entry Transfer,” a stockholder tendering shares of SoundView common stock and Class B common stock in the Offer will be irrevocably appointing designees of the Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner described in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the shares of SoundView common stock and Class B common stock being tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other shares of SoundView common stock and Class B common stock or other securities or rights issued or issuable in respect of such shares on or after the date of this Offer to Purchase. All such proxies will be considered coupled with an interest in the shares of SoundView common stock and Class B common stock being tendered. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment the shares of SoundView common stock and Class B common stock being tendered by such stockholder as provided in this Offer to Purchase. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such shares of SoundView common stock and Class B common stock or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such shares of SoundView common stock and Class B common stock and other securities or rights in respect of any annual, special or adjourned meeting of SoundView’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for shares of SoundView common stock and Class B common stock to be deemed validly tendered, immediately upon the Purchaser’s acceptance for payment of such shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such shares and other securities or rights, including voting at any meeting of stockholders.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares of SoundView common stock and Class B common stock in the Offer will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of shares of SoundView common stock and Class B common stock determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any shares of SoundView common stock or Class B common stock of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of shares of SoundView common stock or Class B common stock in the Offer will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Schwab, SoundView, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other documents related to the Offer) will be final and binding.

Backup Withholding

In order to avoid backup withholding of United States federal income tax on payments of cash in connection with the Offer, a stockholder whose shares of SoundView common stock and Class B common stock are accepted for payment in the Offer who is a U.S. citizen or a U.S. resident alien must, unless an exemption applies, provide the Depositary with such stockholder’s correct taxpayer identification number on a Substitute Form W-9 and certify under penalty of perjury that such taxpayer identification number is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder’s correct taxpayer identification number or fails to provide the certifications described above, the United States Internal Revenue Service may impose a penalty on such stockholder and the payment of cash to such stockholder in connection with the Offer may be subject to backup withholding at a rate of 28%. All stockholders tendering shares of SoundView common stock or Class B common stock in the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal enclosed with this Offer to Purchase to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, corporations and certain other taxpayers that come within certain other exempt categories and can demonstrate that fact) are not subject to backup withholding. Stockholders who are not U.S. citizens or U.S. resident aliens should complete, sign and return to the Depositary the main signature form and a Form W-8BEN, “Certificate of Foreign Status of Beneficial Owner for United States Tax

Withholding,” copies of which may be obtained by contacting the Depositary, to provide the information and certification necessary to avoid backup withholding. See Instruction 9 to the Letter of Transmittal enclosed with this Offer to Purchase.

3.	Withdrawal Rights

Except as otherwise provided in this Section 3, tenders of shares of SoundView common stock and Class B common stock in the Offer are irrevocable. Shares of SoundView common stock and Class B common stock that are tendered in the Offer may be withdrawn pursuant to the procedures described below at any time prior to the Expiration Date and shares that are tendered may also be withdrawn at any time after February 2, 2004 unless accepted for payment on or before that date as provided in this Offer to Purchase. Once shares of SoundView common stock and Class B common stock are accepted for payment, such shares will no longer be able to be withdrawn. In the event that the Purchaser provides for a subsequent offering period following the successful completion of the Offer, (i) no withdrawal rights will apply to shares tendered during such subsequent offering period and (ii) no withdrawal rights will apply to shares that were previously tendered in the Offer and accepted for payment.

For a withdrawal of shares of SoundView common stock or Class B common stock previously tendered in the Offer to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase, specifying the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares. If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such shares have been tendered by an Eligible Institution, any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares have been tendered pursuant to the book-entry transfer procedures described in Section 2 (Procedures for Tendering Shares of SoundView Common Stock and Class B Common Stock in the Offer) of this Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and otherwise comply with the Book-Entry Transfer Facility’s procedures.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Schwab, SoundView, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Withdrawals of shares of SoundView common stock or Class B common stock may not be rescinded. Any shares withdrawn will thereafter be deemed not have been validly tendered for purposes of the Offer. However, withdrawn shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 2 (Procedures for Tendering Shares of SoundView Common Stock and Class B Common Stock in the Offer) of this Offer to Purchase.

The method of delivery of any notice of withdrawal is at the option and risk of the tendering stockholder, and delivery of any notice of withdrawal will be made only when actually received by the Depositary.

4.	Acceptance for Payment and Payment for Shares of SoundView Common Stock and Class B Common Stock

On the terms of and subject to the conditions to the Offer, promptly after the Expiration Date, the Purchaser will accept for payment, and will pay for, all shares of SoundView common stock and Class B common stock validly tendered to the Purchaser in the Offer and not withdrawn prior to the Expiration Date. Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or the payment for shares of SoundView common stock and Class B common stock that are tendered in the Offer in order to comply in whole or in part with any applicable law or regulatory requirement. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder’s obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer).

In all cases, payment for shares of SoundView common stock and Class B common stock that are accepted for payment in the Offer will be made only after timely receipt by the Depositary of:

•	the certificates representing such shares, together with the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, and any required signature guarantees (as described in Section 2 (Procedures for Tendering Shares of SoundView Common Stock and Class B Common Stock in the Offer) of this Offer to Purchase under the caption “Signature Guarantees”); or

•	in the case of a transfer effected pursuant to the book-entry transfer procedures as described in Section 2 (Procedures for Tendering Shares of SoundView Common Stock and Class B Common Stock in the Offer) of this Offer to Purchase under the caption “Book-Entry Transfer” a Book-Entry Confirmation and either the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, and any required signature guarantees (as described in Section 2 (Procedures for Tendering Shares of SoundView Common Stock and Class B Common Stock in the Offer) of this Offer to Purchase under the caption “Signature Guarantees”) or an Agent’s Message, and any other required documents.

Accordingly, stockholders tendering shares of SoundView common stock and Class B common stock in the Offer may be paid at different times depending upon when certificates for shares or Book-Entry Confirmations with respect to shares are actually received by the Depositary.

The per share consideration paid to any stockholder in the Offer will be the highest per share consideration paid to any other stockholder in the Offer.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, shares of SoundView common stock and Class B common stock that are validly tendered in the Offer and not withdrawn prior to the Expiration Date as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of such shares. On the terms of and subject to the conditions to the Offer, payment for shares of SoundView common stock and Class B common stock that are accepted for payment in the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for stockholders tendering shares in the Offer for the purpose of receiving payment from the Purchaser and transmitting payment to such stockholders whose shares of SoundView common stock and Class B common stock have been accepted for payment in the Offer.

Under no circumstances will interest be paid on the Offer Price for shares of SoundView common stock and Class B common stock that are tendered in the Offer, regardless of any extension of, or amendment to, the Offer or any delay in paying for such shares.

If the Purchaser is delayed in its acceptance for payment of, or payment for, shares of SoundView common stock and Class B common stock that are tendered in the Offer, or is unable to accept for payment, or pay for, shares that are tendered in the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder’s obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer) and the terms of the Merger Agreement), the Depositary may, nevertheless, on behalf of the Purchaser, retain shares of SoundView common stock and Class B common stock that are tendered in the Offer, and such shares may not be withdrawn except to the extent that stockholders tendering such shares are entitled to do so as described in Section 3 (Withdrawal Rights) of this Offer to Purchase.

If any shares of SoundView common stock and Class B common stock that are tendered in the Offer are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, the certificates for such shares will be returned (and, if certificates are submitted for more shares than are tendered, new certificates for the shares not tendered will be sent) in each case without expense to the stockholder tendering such shares (or, in the case of shares delivered by book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures, such shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

5.	Certain Material United States Federal Income Tax Consequences

The following is a general discussion of certain material United States federal income tax consequences to a U.S. stockholder on the receipt of cash in exchange for SoundView common stock and Class B common stock pursuant to this Offer to Purchase. This discussion considers only U.S. stockholders that own SoundView common stock and Class B common stock as capital assets. This discussion is based on the Code, the regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change subsequent to the date of this Offer to Purchase, possibly with retroactive effect. This discussion may not be applicable with respect to shares of SoundView common stock and Class B common stock that are received pursuant to the exercise of employee stock options, the grant of shares of restricted stock or otherwise as compensation. This discussion also does not consider any specific facts or circumstances that may apply to stockholders who are subject to special tax treatment under the Code – such as non-U.S. persons, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations and financial institutions. This discussion also does not address any aspect of U.S. state, local or non-U.S. taxes. This discussion may not apply to a holder of shares of SoundView common stock and Class B common stock in light of individual circumstances, including holding shares of SoundView common stock or Class B common stock as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction.

Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger.

The receipt of cash in the Offer or the Merger will be a taxable transaction for United States federal income tax purposes under the Code, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a U.S. stockholder whose shares of SoundView common stock and Class B common stock are accepted for payment in the Offer or convert into cash in the Merger will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in the Offer or converted to cash in the Merger and the stockholder’s aggregate adjusted tax basis in the shares tendered by the stockholder and accepted for payment in the Offer or converted into cash in the Merger, as the case may be.

If shares of SoundView common stock and Class B common stock that are tendered in the Offer are held by a tendering U.S. stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if such stockholder’s holding period for such shares exceeds one year. In addition, the deductibility of a capital loss recognized on the exchange is subject to limitations. In the case of a tendering non-corporate stockholder, long-term capital gains generally will be eligible for a maximum United States federal income tax rate of 15%.

Certain stockholders that tender shares of SoundView common stock and Class B common stock in the Offer may be subject to backup withholding at a rate of 28% unless such stockholder (1) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (2) provides such stockholder’s correct taxpayer identification number and certifies under penalty of perjury that such taxpayer identification number is correct (or properly certifies that it is awaiting a taxpayer identification number) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder whose shares of SoundView common stock and Class B common stock are accepted for payment in the Offer that does not furnish a required taxpayer identification number or which does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the United States Internal Revenue Service (the “IRS”). See Section 2 (Procedures for Tendering Shares of SoundView Common Stock and Class B Common Stock in the Offer) of this Offer to Purchase under the caption “Backup Withholding.” Each stockholder that is tendering shares of SoundView common stock or Class B common stock in the Offer who is a U.S. citizen or U.S. resident alien should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal enclosed with this Offer to Purchase to provide the information and certification necessary to avoid backup withholding. Stockholders who are not U.S. citizens or U.S. resident aliens should complete, sign and return to the Depositary a Form W-8BEN, “Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding,” copies of which may be obtained by contacting the Depositary, in order to avoid backup withholding.

If backup withholding applies to a stockholder that is tendering shares of SoundView common stock or Class B common stock in the Offer, the Depositary is required to withhold 28% of any amounts that would otherwise be paid to such stockholder in connection with the Offer. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules from a payment to a U.S. stockholder can be refunded or credited against the stockholder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

6.	Price Range of Shares of SoundView Common Stock; Dividends on Shares of SoundView Common Stock

Shares of SoundView common stock are listed on The Nasdaq National Market under the symbol “SNDV” and have been listed on The Nasdaq National Market at all times since June 4, 1999.

The following table sets forth, for each of the periods indicated, the high and low closing sales prices per share of SoundView common stock on The Nasdaq National Market. All prices have been adjusted to reflect the one for five reverse stock split of the SoundView common stock effected on June 30, 2003.

	High	Low
Fiscal Year Ending December 2001
First Quarter	$28.13	$9.84
Second Quarter	$15.85	$8.55
Third Quarter	$10.05	$6.60
Fourth Quarter	$11.75	$8.80

Fiscal Year Ending December 2002
First Quarter	$16.80	$10.10
Second Quarter	$11.80	$8.10
Third Quarter	$7.35	$5.50
Fourth Quarter	$7.95	$5.15

Fiscal Year Ending December 2003
First Quarter	$8.20	$5.85
Second Quarter	$10.12	$6.50
Third Quarter	$11.06	$9.35
Fourth Quarter (through December 2, 2003)	$15.44	$9.90

On November 18, 2003, the last trading day before Schwab and SoundView announced that they had entered into the Merger Agreement, the last sale price of shares of SoundView common stock reported on The Nasdaq National Market was $13.25 per share; therefore, the Offer Price of $15.50 per share represents a premium of approximately 17% over such price. On December 2, 2003, the last full trading day prior to the commencement of the Offer, the last sale price of shares of SoundView common stock reported on The Nasdaq National Market was $15.43 per share. Stockholders are urged to obtain current market quotations for shares of SoundView common stock before making a decision with respect to the Offer.

Shares of SoundView Class B common stock are not currently listed and are not registered under the Exchange Act. No public trading market exists for such stock. In addition, if shares of Class B common stock are held other than by The Goldman Sachs Group, L.P. (“Goldman Sachs”) or any of its affiliates, the shares of Class B immediately convert into shares of SoundView common stock. As of the date of this Offer to Purchase, while no shares of Class B common stock are outstanding, 1,127,460 shares of Class B common stock are issuable on the exercise of a warrant held by Goldman Sachs.

SoundView has not declared or paid any cash dividends since its initial public offering. In addition, under the terms of the Merger Agreement, SoundView is not permitted to declare or pay dividends in respect of shares of its common stock or Class B common stock.

7.	Effect of the Offer on the Market for SoundView Common Stock; Nasdaq Listing of SoundView Common Stock; Exchange Act Registration of SoundView Common Stock; Margin Regulations

Effect of the Offer on the Market for SoundView Common Stock

The purchase of shares of SoundView common stock in the Offer will reduce the number of holders of shares of SoundView common stock and the number of shares of SoundView common stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of SoundView common stock held by the public. As discussed above, there is currently no market for SoundView Class B common stock.

Nasdaq Listing of SoundView Common Stock

Schwab intends to cause all shares of SoundView common stock to be delisted from The Nasdaq National Market promptly upon completion of the Merger.

Even if the Merger is not completed, if shares of SoundView common stock are accepted for payment in the Offer, SoundView may no longer meet the requirements for continued listing on The Nasdaq National Market, depending upon the number of shares accepted for payment in the Offer. According to Nasdaq’s published guidelines, Nasdaq would consider disqualifying shares of SoundView common stock for listing on The Nasdaq National Market if, among other possible grounds, the number of publicly held shares of SoundView common stock falls below 750,000, the total number of beneficial holders of round lots of shares of SoundView common stock falls below 400, or the market value of publicly held shares of SoundView common stock over a 30-consecutive business day period is less than $5,000,000. Shares of SoundView common stock that are held by directors or officers of SoundView, or by any beneficial owner of more than 10% of the shares of SoundView common stock, are not considered to be publicly held for this purpose.

If, as a result of the purchase of shares of SoundView common stock in the Offer or otherwise, the shares of SoundView common stock no longer meet the requirements of Nasdaq for continued listing and such shares are either no longer eligible for The Nasdaq National Market or are delisted from Nasdaq altogether, the market for SoundView common stock will be adversely affected. It is possible that such shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges. Under such circumstances, however, the extent of the public market for SoundView common stock and the availability of such quotations would depend upon the number of holders of such shares remaining at such time, the level of interest in maintaining a market in such shares on the part of securities firms, the possible termination of registration of such shares under the Exchange Act (as described below) and other factors.

As discussed above, SoundView Class B common stock are not currently listed and there is no current trading market for the shares.

Exchange Act Registration of SoundView Common Stock

SoundView common stock is currently registered under the Exchange Act. Such registration may be terminated upon application of SoundView to the Securities and Exchange Commission if shares of SoundView common stock are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of shares of SoundView common stock under the Exchange Act would reduce the information required to be furnished by SoundView to its stockholders and to the Securities and Exchange Commission and would make certain provisions of the Exchange Act no longer applicable to SoundView, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy or information statement pursuant to Sections 14(a) and 14(c) of the Exchange Act in connection with meetings of SoundView’s stockholders and the related requirement of furnishing an annual report to SoundView’s stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to going private transactions. Furthermore, the ability of affiliates of SoundView and persons holding restricted securities of SoundView to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”), may be impaired or eliminated if SoundView common stock is no longer registered under the Exchange Act. The Purchaser intends to seek to cause SoundView to apply for termination of registration of SoundView common stock under the Exchange Act as soon after the successful completion of the Offer as the requirements for such termination are met.

As discussed above, shares of SoundView Class B common stock are not currently registered under the Exchange Act.

Margin Regulations

Shares of SoundView common stock are currently margin securities under the regulations of the Board of Governors of the Federal Reserve System (which is sometimes referred to as the “Federal Reserve Board” in this Offer to Purchase), which has the effect, among other things, of allowing brokers to extend credit on the collateral of shares of SoundView common stock. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, shares of SoundView common stock would no longer constitute margin securities for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8.	Certain Information Concerning SoundView

General

SoundView is a Delaware corporation with its principal office located at 1700 East Putnam Avenue, Old Greenwich, Connecticut 06870-1333. SoundView’s telephone number at that address is (203) 321-7000. SoundView is a research-driven securities firm providing institutional investors with fundamental research on companies in technology, media, telecom, healthcare and other growth-related industries.

Available Information

SoundView is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Securities and Exchange Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning SoundView’s directors and executive officers, their remuneration, stock options and other matters, the principal holders of SoundView’s securities and any material interest of such persons in transactions with SoundView is required to be disclosed in SoundView’s proxy statements distributed to SoundView’s stockholders and filed with the Securities and Exchange Commission. Such reports, proxy statements and other information is available for inspection at the public reference facilities of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information are obtainable, by mail, upon payment of the Securities and Exchange Commission’s customary charges, by writing to the Securities and Exchange

Commission’s principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that are filed electronically with the Securities and Exchange Commission.

Except as otherwise stated in this Offer to Purchase, the information concerning SoundView contained in this Offer to Purchase has been taken from or based upon publicly available documents on file with the Securities and Exchange Commission and other publicly available information. Although the Purchaser and Schwab do not have any knowledge that any such information is untrue, neither the Purchaser nor Schwab takes any responsibility for the accuracy or completeness of such information or for any failure by SoundView to disclose events that may have occurred and may affect the significance or accuracy of any such information.

Certain Projected Financial Data

Prior to entering into the Merger Agreement, SoundView and its financial advisors provided to Schwab certain projected financial information which was not publicly available (the “Projections”) for the fiscal years 2003 through 2006. At the time, Schwab was advised by SoundView that SoundView does not publicly disclose projections, and that the Projections were not prepared with a view to public disclosure. Schwab was advised by SoundView that the Projections included, among other things, the following forecasts of SoundView’s revenues, net income and earnings per share, respectively (in thousands, except per share data): $112,236, ($7,430) and ($0.25) in 2003; $153,049, $11,315 and $0.57 in 2004; $193,542, $20,277 and $1.01 in 2005; and $239,383, $30,173 and $1.51 in 2006. SoundView advised Schwab that the foregoing projections were prepared without taking into account the disposition of SoundView’s investment banking business.

Schwab has been advised by SoundView that the Projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information or generally accepted accounting principles. Schwab has been advised by SoundView that SoundView’s certified public accountants have not examined or compiled any of the Projections. The Projections are included herein to give SoundView’s stockholders access to information that was not publicly available and that SoundView provided to Schwab.

The Projections are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those statements and should be read with caution. The Projections are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments. While presented with numerical specificity, Schwab has been advised by SoundView that the Projections were not prepared by SoundView in the ordinary course and are based upon a variety of estimates and hypothetical assumptions made by management of SoundView with respect to, among other things, industry performance, general economic, market, interest rate and financial conditions, sales, operating and other revenues and expenses, and other matters which may not be realized and are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond SoundView’s control. There can be no assurance that the assumptions made in preparing the Projections will prove accurate, and actual results may be materially greater or less than those contained in the Projections. In addition, the Projections do not take into account any of the transactions contemplated by the Merger Agreement, including the Offer and the Merger. These events may cause actual results to differ materially from the Projections.

For these reasons, as well as the bases and assumptions on which the Projections were compiled, the inclusion of such Projections herein should not be regarded as an indication that SoundView, Schwab, the Purchaser or any of their respective affiliates or representatives considers such information to be an accurate prediction of future events, and the Projections should not be relied on as such. Schwab, SoundView and their affiliates assume no responsibility for the reasonableness, completeness, accuracy or reliability of such Projections. Schwab has been informed by SoundView that neither SoundView nor any of its affiliates or representatives has made, or makes, any representation to any person regarding the information contained in the Projections and none of them intends to update or otherwise revise the Projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events even in the event that any or all of the assumptions are shown to be in error.

9.	Certain Information Concerning the Purchaser and Schwab

The Purchaser is a Delaware corporation and a wholly owned subsidiary of Schwab. The Purchaser was organized by Schwab to acquire SoundView and has not conducted any unrelated activities since its organization. All outstanding shares of capital stock of the Purchaser are owned by Schwab. The principal executive office of the Purchaser is located at the same address as Schwab’s principal executive office listed below, and its telephone number at that address is the same telephone number as Schwab’s telephone number listed below.

Schwab is a Delaware corporation with its principal executive office located at 120 Kearny Street, San Francisco, California 94108. Schwab’s telephone number at that address is (415) 627-7000. Schwab provides securities brokerage, banking, and related financial services to individual investors, independent investment advisors, institutions, and broker-dealers.

The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser and Schwab are listed in Schedule I to this Offer to Purchase.

During the last five years, none of the Purchaser, Schwab or, to the best knowledge of the Purchaser and Schwab, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Except as described in this Offer to Purchase, none of the Purchaser, Schwab or, to the knowledge of the Purchaser and Schwab, any of the persons listed in Schedule I to this Offer to Purchase, or any associate or majority-owned subsidiary of Schwab, the Purchaser or any of the persons listed in Schedule I to this Offer to Purchase, beneficially owns any equity security of SoundView, and none of the Purchaser, Schwab or, to the knowledge of the Purchaser and Schwab, any of the other persons or entities referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of SoundView during the past 60 days.

Except as described in this Offer to Purchase or the Tender Offer Statement on Schedule TO filed by Schwab with the Securities and Exchange Commission to which this Offer to Purchase is filed as an exhibit, (i) there have not been any past contacts, transactions or negotiations between the Purchaser or Schwab, any of their respective subsidiaries or, to the knowledge of the Purchaser and Schwab, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and SoundView or any of its directors, executive officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Securities and Exchange Commission and (ii) none of the Purchaser, Schwab or, to the knowledge of the Purchaser and Schwab, any of the persons listed on Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any person with respect to any securities of SoundView.

10.	Source and Amount of Funds

The Offer is not conditioned on any financing contingencies.

The total amount of funds required by the Purchaser to pay for all outstanding shares of SoundView common stock and Class B common stock that are tendered in the Offer and converted into the right to receive cash in the Merger, and to pay all fees and expenses related to the Offer and the Merger, is estimated to be approximately $349.5 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through capital contributions or loans that will be made by Schwab, either directly or through one or more wholly owned subsidiaries of Schwab, to the Purchaser. Schwab expects to use its cash on hand and cash equivalents to make this contribution.

The Purchaser believes that the financial condition of Schwab and its affiliates is not material to a decision by a holder of shares of SoundView common stock and Class B common stock whether to tender such shares in the Offer because (i) cash is the only consideration that will be paid to the holders of SoundView common stock and Class B common stock in connection with the Offer and the Merger, (ii) the Purchaser is offering to purchase all of the outstanding shares of SoundView common stock and Class B common stock in the Offer, (iii) the Offer is not subject to any financing contingencies and (iv) Schwab has sufficient cash on hand and cash equivalents to provide the Purchaser with the amount of cash consideration payable to holders of SoundView common stock and Class B common stock in the Offer and the Merger.

11.	Background of the Offer

On June 26, 2003, Schwab retained the investment banking services of Freeman & Co. Securities LLC (“Freeman & Co.”) to identify and explore the possible acquisition of an independent research company. Freeman & Co. identified possible candidates, including SoundView.

In July 2003, representatives of Freeman & Co., Schwab’s financial advisor, met with Mark F. Loehr, Chief Executive Officer of SoundView, to discuss SoundView’s interest in exploring a possible acquisition by Schwab. In August, financial advisors and senior executives of Schwab, including Lon Gorman, Vice Chairman and President Schwab Institutional and Asset Management and Schwab Capital Markets, L.P., met with financial advisors and senior executives of SoundView, and Stuart M. Robbins, a member of SoundView’s board of directors, to discuss their companies’ respective businesses and a possible business combination.

On September 23, 2003, SoundView entered into a confidentiality agreement with Schwab. Later in September, senior executives of SoundView and Schwab had further discussions, including with respect to a pro-forma model of a possible business combination.

On October 2, 2003, at a special meeting, SoundView’s board of directors discussed a possible business combination with Schwab. SoundView’s board of directors agreed that senior executives of SoundView should continue preliminary discussions with Schwab. During the next few weeks, senior executives of Schwab, including David S. Pottruck, President and Chief Executive Officer of Schwab, held further discussions with Mr. Loehr and other senior executives of SoundView and members of SoundView’s board of directors, involving a range of issues, including their respective trading platforms, and conducted preliminary due diligence on SoundView in Old Greenwich, Connecticut. SoundView and its financial advisors also provided to Schwab and its financial advisors certain confidential projected financial information. On October 16, 2003, Schwab sent SoundView a preliminary non-binding indication of interest. Later that day senior executives of SoundView and representatives of Financial Technology Partners (“FTP”) held discussions with senior executives of Schwab regarding the indication of interest.

On October 17, 2003, at a regular meeting, SoundView’s board of directors discussed further the potential business combination with Schwab. SoundView’s board of directors determined to continue discussions with Schwab, including with respect to price. SoundView’s board of directors also authorized SoundView to engage advisors to assist in discussions with Schwab.

On October 23, 2003, Christopher V. Dodds, Executive Vice President and Chief Financial Officer of Schwab, and Mr. Gorman gave Schwab’s board of directors an overview of SoundView and the strategic rationale of the potential acquisition at a regularly scheduled meeting.

During the last two weeks of October, senior executives of SoundView and members of SoundView’s board of directors continued discussions with senior executives of Schwab, including with respect to SoundView’s potential role in Schwab’s strategic vision. Legal and financial advisors to SoundView and Schwab conducted their respective due diligence investigations. During this time, counsel to Schwab delivered to counsel to SoundView a draft acquisition agreement.

During the first two weeks of November, SoundView and Schwab continued to conduct their respective due diligence investigations via telephonic conference calls. Also during this period, counsel to SoundView and counsel to Schwab held telephone conference calls to review and discuss drafts of the merger agreement and related issues. During this time, senior executives of SoundView and Schwab held further discussions involving many issues including the findings of the due diligence investigations and SoundView’s investment banking business and its potential sale.

On November 12, 2003, SoundView’s board of directors held a special meeting to review and discuss the terms of the proposed merger agreement, the status of negotiations with Schwab and the results of the due diligence investigations. At this meeting, Mr. Loehr reviewed prior discussions with Schwab. FTP provided strategic and financial advise to SoundView’s board of directors regarding the negotiations, the terms of the proposals and negotiation strategies and KBW discussed detailed financial information regarding the proposed merger with Schwab. Also, at this meeting, SoundView’s board of directors discussed with Wachtell, Lipton, Rosen & Katz, counsel to SoundView, the terms of the definitive agreement governing the transaction and the legal and fiduciary standards applicable to SoundView’s board of directors’ decision to approve the agreements and the transactions contemplated by the agreements.

The material discussions between the parties through November 13, 2003 led to a proposal of an all cash deal at $15.50 per share. The parties also decided to structure the transaction as a cash tender offer by a wholly owned subsidiary of Schwab for all of SoundView’s issued and outstanding shares followed by a cash merger of that subsidiary into SoundView.

On November 14, 2003, at a special meeting of Schwab’s board of directors, members of Schwab’s senior management discussed with the board the proposed acquisition of SoundView by Schwab at a price of $15.50 per share of SoundView common stock and Class B common stock. Members of Schwab’s senior management reviewed the negotiations that had taken place with SoundView, and also updated the board on the due diligence review that had occurred. Representatives of Freeman & Co. were present at the meeting and prior to the meeting had provided the board with a financial presentation concerning the proposed acquisition.

Over the next few days counsel to SoundView and counsel to Schwab continued to negotiate the terms of the draft merger agreement.

On November 18, 2003, SoundView’s board of directors held a special meeting to review the negotiations that had taken place since the last meeting. Mr. Loehr reviewed the discussions with Schwab since the last meeting. Wachtell, Lipton, Rosen & Katz discussed the tender offer structure and reviewed the material terms of the definitive agreement governing the transaction and the legal and fiduciary standards applicable to SoundView’s board of directors’ decision to approve the agreements and the transactions contemplated by the agreements. FTP provided strategic and financial advice to SoundView’s board of directors regarding the negotiations and the terms of the transaction. KBW discussed detailed financial information regarding the proposed merger with Schwab and orally confirmed that it would deliver its opinion that, as of the date of the meeting, the merger consideration set forth in the agreement was fair to SoundView’s stockholders from a financial point of view (which opinion was subsequently delivered in writing as of the date of the merger agreement). Following further discussion SoundView’s board of directors approved the merger agreement, and related matters, and voted to recommend the Offer and the Merger to SoundView’s stockholders. SoundView’s board of directors also authorized officers of SoundView to finalize and execute a definitive merger agreement and related documents.

On November 18, 2003, at a special meeting of Schwab’s board of directors, members of Schwab’s senior management reviewed the negotiations that had taken place with SoundView since the last board meeting. Freeman & Co. provided an update of its financial presentation to the board of directors concerning the proposed acquisition. Schwab’s board of directors discussed with members of Schwab’s senior management and financial advisors the proposed terms of the Offer and the Merger. The members of Schwab’s board of directors, having determined that the Offer and the Merger were in the best interests of Schwab, then approved the Offer and the Merger and the related agreements, and provided the executive officers of Schwab with authority to finalize and execute a definitive merger agreement and related documents.

Late on November 18, SoundView, Schwab and the Purchaser executed the Merger Agreement. On November 19, 2003, before the open of trading on The Nasdaq National Market and The New York Stock Exchange, SoundView and Schwab issued a joint press release announcing the execution of the Merger Agreement.

On December 3, 2003, the Purchaser commenced the Offer.

12.	Purpose of the Offer and the Merger; Plans for SoundView; The Merger Agreement; Confidentiality Agreement; Going Private Transactions

Purpose of the Offer and the Merger

The purpose of the Offer and Merger is to enable Schwab to acquire the entire equity interest in, and thus control of, SoundView. The Offer, as the first step in the acquisition of SoundView, is intended to facilitate the acquisition of all of the outstanding shares of SoundView common stock and Class B common stock or, if fewer than all of the outstanding shares of SoundView common stock and Class B common stock are tendered in the Offer and not withdrawn prior to the Expiration Date, such lesser number of shares of SoundView common stock and Class B common stock, subject to the conditions to the Offer described in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase. The purpose of the Merger is for Schwab to acquire any and all outstanding shares of SoundView common stock and Class B common stock that are not tendered in the Offer and accepted for payment by the Purchaser in the Offer.

Plans for SoundView

If the Minimum Condition and the other conditions to the Offer described in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase have been satisfied and the Purchaser purchases the shares of SoundView common stock and Class B common stock that are tendered in the Offer, Schwab intends and will have the right to designate representatives to SoundView’s board of directors who will constitute at least a majority of the board of directors and therefore control SoundView. If the conditions to the Merger described below are met, the parties intend promptly to consummate the Merger, including by seeking the approval of the Merger by the holders of SoundView capital stock as required by applicable law.

Following successful completion of the Offer and the Merger, Schwab intends to integrate SoundView’s operations with those of Schwab under the direction of Schwab management. Schwab’s principal reason for acquiring SoundView is to allow Schwab Capital Markets L.P., a subsidiary of Schwab, to provide institutional clients with a deep, differentiated fundamental equity research offering, built on both firms’ histories of delivering influential research. Schwab intends to continue to review SoundView and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and, subject to the terms of the Merger Agreement, to consider whether any changes to SoundView would be desirable in light of the circumstances then existing, and reserves the right to take such actions or effect such changes to SoundView as it deems desirable.

The Merger Agreement

The following is a summary of the Merger Agreement. The following summary does not purport to be a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the Securities and Exchange Commission by the Purchaser and Schwab in connection with the Offer, and is incorporated in this Offer to Purchase by reference. The Merger Agreement may be examined, and copies obtained, by following the procedures described in Section 8 (Certain Information Concerning SoundView) of this Offer to Purchase.

The Offer

The Merger Agreement provides for the commencement of the Offer by the Purchaser. The Purchaser’s obligation to accept for payment shares of SoundView common stock and Class B common stock that are tendered in the Offer is subject to the satisfaction or waiver, if permitted under the Merger Agreement, of each of the conditions to the Offer that are described in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase. Without SoundView’s prior written consent: (i) the Minimum Condition may not be amended or waived; and (ii) no change may be made to the Offer that (A) changes the form of consideration to be paid pursuant to the Offer, (B) decreases the Offer Price or the number of shares of SoundView common stock and Class B common stock sought to be purchased in the Offer, (C) imposes conditions to the Offer in addition to the Offer Conditions, (D) except as otherwise permitted by the Merger Agreement, extends the Expiration Date beyond the initial Expiration Date, (E) amends any other term of the Offer in a manner adverse to the holders of SoundView common stock and Class B common stock or (F) reduces the time period during which the Offer shall remain open.

The Offer is initially scheduled to expire 24 business days following the date of the commencement of the Offer. Notwithstanding anything to the contrary contained in the Merger Agreement, but subject to the parties’ respective termination rights under the Merger Agreement: (i) if, on any date as of which the Offer is scheduled to expire, any Offer Condition has not been satisfied or waived, the Purchaser may, in its discretion, extend the Offer from time to time for such period of time as the Purchaser reasonably determines to be necessary to permit such Offer Condition to be satisfied; (ii) the Purchaser may, in its discretion, extend the Offer from time to time for any period of time required by any rule or regulation of the Securities and Exchange Commission applicable to the Offer; (iii) if, on any date as of which the Offer is scheduled to expire, the Minimum Condition has been satisfied but the sum of the number of shares of SoundView common stock and Class B common stock that have been validly tendered pursuant to the Offer (and not withdrawn) plus the number of shares of SoundView common stock and Class B common stock owned by Schwab or any wholly-owned subsidiary of Schwab is less than 90% of the number of shares of SoundView common stock and Class B common stock outstanding, then the Purchaser may, in its discretion, on one occasion, extend the offer for one additional period of not more than ten business days; (iv) the Purchaser may, in its discretion, elect to provide for a subsequent offering period (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act; and (v) if any Offer Condition has not been satisfied or waived, the Purchaser must extend the Offer from time to time for the shortest time period which it reasonably believes are necessary until consummation of the Offer. However, the Purchaser is not required to extend the Offer beyond September 30, 2004.

The Merger Agreement further provides that, on the terms of and subject to the conditions to the Offer, Schwab must cause the Purchaser to accept for payment all the shares of SoundView common stock and Class B common stock that are validly tendered in the Offer and not withdrawn as soon as practicable after the Purchaser is permitted to do so under applicable legal requirements and Schwab must cause the Purchaser to pay for such shares promptly thereafter.

Top-Up Option

Pursuant to the Merger Agreement, Schwab and the Purchaser have an irrevocable option (the “Top-Up Option”) to purchase from SoundView, at a price per share equal to the Offer Price, a number of shares of SoundView common stock (the “Top-Up Option Shares”) that, when added to the number of any outstanding shares of SoundView common stock and Class B common stock owned by Schwab or any wholly-owned subsidiary of Schwab at the time of exercise of the Top-Up Option, constitutes one share of SoundView common stock and Class B common stock more than 90% of the number of shares of SoundView common stock and Class B common stock that will be outstanding immediately after the issuance of the Top-Up Option Shares. The Top-Up Option may be exercised by Schwab or the Purchaser, in whole but not in part, at any time on or after the date on which the Purchaser, Schwab and their affiliates own beneficially at least 80% of the outstanding shares of common stock and Class B common stock, and on or prior to the tenth business day after the later of (i) the first date on which the Purchaser accepts any Shares of common stock and Class B common stock for payment pursuant to the Offer (the “Acceptance Date”) or (ii) the expiration of any subsequent offering period.

Restricted Shares in the Tender Offer

Pursuant to the terms of the Merger Agreement, holders of shares of restricted SoundView common stock are entitled to tender shares of restricted stock to the Purchaser pursuant to the terms of the Offer. Tendered shares of restricted stock will be treated in the same manner as any other shares of SoundView common stock, except that the Offer Price paid for the portion that vests on the consummation of the Offer will be subject to applicable withholding taxes at the time such shares vest and the Offer Price paid for the portion that remains unvested following consummation of the Offer, if any, of the restricted shares at the time of acceptance and payment pursuant to the Offer will be credited, pursuant to the terms of the SoundView stock option plan under which such shares of restricted stock were granted, as an opening balance of a deferred compensation account for each of the holders of such restricted shares. The balance of the deferred compensation account, and any earnings on the balance, will be non-transferable and forfeitable until the previously tendered restricted shares would have vested in accordance with the terms and conditions (including those related to accelerated vesting) included in the original grant. If the total number of restricted shares tendered in the Offer by the holder that remain unvested following consummation of the offer equals or exceeds 10,000 restricted shares, pursuant to the terms of the SoundView stock option plan under which such shares of restricted stock were granted, SoundView will establish a “rabbi” trust for the holder and deposit in it an amount of cash equal to the amount of deferred compensation credited to the holder’s account under the terms of the holder’s restricted stock agreement. SoundView’s chief financial officer immediately prior to completion of the merger, or such other individual designated by the chief financial officer, will serve as trustee of the trust. All amounts in each holder’s deferred compensation account will be deemed invested in a registered money market fund, except that amounts may be instead deemed invested in alternative investment vehicles as agreed to from time to time by SoundView and the holder. Upon vesting of the account, each holder will be entitled to payment, in settlement of his or her deferred compensation account, of a cash amount equal to the then-value of the holder’s deferred compensation account, based on the performance of the deemed investments, subject to applicable withholding taxes. The SoundView board of directors is generally prohibited from accelerating the vesting of any shares of restricted stock unless acceleration is required by the terms of the SoundView stock option plans or the agreements under which the shares of restricted stock were granted.

Appointment of Directors after Acceptance for Payment of Shares Tendered in the Offer

The Merger Agreement provides that, effective upon the Acceptance Date, Schwab will be entitled to designate to serve on SoundView’s board of directors (the “Post-Acceptance Board”) the number of directors, rounded up to the next whole number, equal to the product of (i) the total number of directors on SoundView’s board of directors (giving effect to the election of any additional directors pursuant to these provisions) and (ii) a fraction having a numerator equal to the aggregate number of shares of SoundView common stock and Class B common stock then beneficially owned by Schwab or the Purchaser (including all shares of SoundView common stock and Class B common stock accepted for payment pursuant to the Offer), and having a denominator equal to the total number of shares of SoundView common stock and Class B common stock then outstanding.

Pursuant to the Merger Agreement, if Schwab requests on or after the Acceptance Date, SoundView must take all actions (including, to the extent necessary, obtaining resignations of incumbent directors and increasing the number of authorized directors) necessary to cause Schwab’s designees to be elected or appointed to SoundView’s board of directors. Furthermore, pursuant to the terms of the Merger Agreement, SoundView must (to the extent requested by Schwab) use its reasonable best efforts to cause individuals designated by Schwab to constitute the number of members, rounded up to the next whole number, on (i) each committee of SoundView’s board of directors and (ii) the board of directors of each subsidiary of SoundView (and each committee thereof) that represents at least the same percentage as individuals designated by Schwab represent on SoundView’s board of directors. The Merger Agreement requires that SoundView use its reasonable best efforts to ensure that, at all times until the completion of the Merger, at least three of the members of SoundView’s board of directors are individuals who were directors of SoundView on the date of the Merger Agreement, including at least two directors who are independent directors for purposes of the continued listing requirements of The Nasdaq National Market (the “Continuing Directors”).

After the election or appointment of the directors designated by Schwab to SoundView’s board of directors and prior to the completion of the Merger, under the terms of the Merger Agreement, the approval of a majority of the Continuing Directors will be required to authorize any of the following actions of SoundView, to the extent the action in question could reasonably be expected to affect adversely the holders of shares of SoundView common stock and Class B common stock (other than Schwab or the Purchaser): (i) any action by SoundView with respect to any amendment or waiver of any term or condition of the Merger Agreement, the Merger or the certificate of incorporation or bylaws of SoundView; (ii) any termination or rescission of the Merger Agreement or the Merger by SoundView; (iii) any extension by SoundView of the time for the performance of any of the obligations or other acts of Schwab or the Purchaser, or any waiver or assertion of any of SoundView’s rights under the Merger Agreement; (iv) any termination of employment of Mark F. Loehr, John Hervey, Robert C. Meier, Troy Nickerson, Doug Henderson or Gerard P. Maus; or (v) any other consent or action by SoundView’s board of directors with respect to the Merger Agreement or the Merger.

The Merger

The Merger Agreement provides that, following the satisfaction or waiver of the conditions to the Merger described below under the caption “Conditions to the Merger,” the Purchaser will be merged with and into SoundView in accordance with the applicable provisions of Delaware law, and SoundView will continue as the surviving corporation in the Merger and the separate corporate existence of the Purchaser will cease.

Certificate of Incorporation and Bylaws of the Surviving Corporation

The Merger Agreement provides that upon the completion of the Merger, the certificate of incorporation and bylaws of SoundView, as in effect immediately prior to completion of the Merger, will be the certificate of incorporation and bylaws of the surviving corporation.

Directors and Officers of the Surviving Corporation

Under the terms of the Merger Agreement, upon the completion of the Merger, the directors and officers of the surviving corporation will be the respective individuals who are directors and officers of the Purchaser immediately prior to the completion of the Merger.

Conversion of Shares of SoundView Common Stock and Class B Common Stock

Pursuant to the Merger Agreement, each share of SoundView common stock and Class B common stock that is issued and outstanding immediately prior to the completion of the Merger (other than shares owned by the Purchaser, SoundView or any stockholder of SoundView who is entitled to and properly exercises appraisal rights under Delaware law and other than certain shares of unvested restricted sock which will be cancelled in exchange for the creation of a deferred compensation account) will be converted into the right to receive $15.50 (the price per share paid in the Offer) in cash, without interest thereon.

Appraisal Rights

Shares of SoundView common stock and Class B common stock that are outstanding immediately prior to the completion of the Merger that are held by persons who have neither voted in favor of the Merger nor consented thereto in writing and who have properly and validly exercised their statutory rights of appraisal in respect of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) will not be converted into the right to receive $15.50 per share (the price per share paid in the Offer). Instead, these stockholders will only be entitled to receive payment of the fair value of their shares of SoundView common stock and Class B common stock in accordance with Section 262 of the DGCL. Shares of SoundView common stock and Class B common stock held by stockholders who fail to perfect, or otherwise withdraw or lose, their rights to appraisal under Section 262 of the DGCL, however, will be converted into the right to receive $15.50 per share (the price per share paid in the Offer) in cash, without interest thereon. A stockholder may withdraw his demand for appraisal by delivering to SoundView a written withdrawal of his demand for appraisal. The foregoing summary of Section 262 of the DGCL does not purport to be complete and is qualified in its entirety by reference to Section 262 of the DGCL. Failure to follow the steps that Section 262 requires for perfecting appraisal rights may result in the loss of those rights.

Treatment of SoundView Options and Unvested Restricted Stock

Each outstanding option to purchase SoundView common stock that is vested (and each partially vested option, to the extent vested) upon completion of the merger will automatically be cancelled and converted upon completion of the merger into the right to receive a lump sum cash payment equal to the product of (i) the number of shares subject to the option and (ii) the excess, if any, of (A) $15.50 over (B) the exercise price per share of the option. In lieu of the cash payment described in the preceding sentence, the holder of a vested option may elect to convert his or her option upon completion of the merger into an option to purchase the $15.50 in cash at the same exercise price, and otherwise subject to such terms and conditions (including those related to accelerated vesting) as set forth in SoundView’s stock plans and the related option agreement under which it was granted immediately prior to completion of the merger.

Each outstanding option to purchase SoundView common stock that is not vested (and each partially vested option, to the extent unvested) upon completion of the merger will automatically be cancelled upon completion of the merger and, pursuant to the terms of the SoundView stock option plan under which such option was granted, an amount equal to the product of (i) the number of shares subject to the option and (ii) the excess, if any, of (A) $15.50 over (B) the exercise price per share of the option will be credited as an opening balance of a deferred compensation account for each holders of the options. The balance of the deferred compensation account, and any earnings on the balance, will be non-transferable and forfeitable until the cancelled unvested options would have vested in accordance with the terms and conditions (including those related to accelerated vesting) included in the original grant. If the total number of shares of SoundView common stock subject to the unvested option equals or exceeds 10,000 shares of SoundView common stock, pursuant to the terms of the SoundView stock option plan under which such options were granted, SoundView will establish a “rabbi” trust for the holder and deposit in it an amount of cash equal to the amount of deferred compensation credited to the holder’s account under the terms of the holder’s option agreement. SoundView’s chief financial officer immediately prior to completion of the merger, or such other individual designated by the chief financial officer, will serve as trustee of the trust. All amounts in each holder’s deferred compensation account will be deemed invested in a registered money market fund, except that amounts may be instead deemed invested in alternative investment vehicles as agreed to from time to time by SoundView and the holder. Upon vesting of the account, each holder will be entitled to payment, in settlement of his or her deferred compensation account, of a cash amount equal to the then-value of the holder’s deferred compensation account, based on the performance of the deemed investments, subject to applicable withholding taxes. The SoundView board of directors is generally prohibited from accelerating the vesting of any options unless acceleration is required by the terms of the SoundView stock option plans or the agreements under which the options were granted.

Each outstanding share of restricted stock that has not been purchased pursuant to the Offer will, pursuant to the terms of the SoundView stock option plan under which such shares of restricted stock were granted, automatically be cancelled upon completion of the merger and $15.50 will be credited as an opening balance of a deferred compensation account for each of the holders of such restricted shares. The balance of the deferred compensation account, and any earnings on the balance, will be non-transferable and forfeitable until the previously tendered restricted shares would have vested in accordance with the terms and conditions (including those related to accelerated vesting) included in the original grant. If the total number of restricted shares held by a holder (including any shares tendered in the Offer by the holder) equals or exceeds 10,000 restricted shares, SoundView will, pursuant to the terms of the SoundView stock option plan under which such shares of restricted stock were granted, establish a “rabbi” trust for the holder and deposit in it an amount of cash equal to the amount of deferred compensation credited to the holder’s account under the terms of the holder’s restricted stock agreement. SoundView’s chief financial officer immediately prior to completion of the merger, or such other individual designated by the chief financial officer, will serve as trustee of the trust. All amounts in each holder’s deferred compensation account will be deemed invested in a registered money market fund, except that amounts may be instead deemed invested in alternative investment vehicles as agreed to from time to time by SoundView and the holder. Upon vesting of the account, each holder will be entitled to payment, in settlement of his or her deferred compensation account, of a cash amount equal to the then-value of the holder’s deferred compensation account, based on the performance of the deemed investments, subject to applicable withholding taxes. The SoundView board of directors is generally prohibited from accelerating the vesting of any shares of restricted stock unless acceleration is required by the terms of the SoundView stock option plans or the agreements under which the shares of restricted stock were granted.

Representations and Warranties

SoundView made representations and warranties to the Purchaser and Schwab in the Merger Agreement, including representations relating to:

•	its corporate organization and similar corporate matters;

•	its capital structure;

•	the authorization, execution, delivery, performance and enforceability of the merger agreement and related matters by or against it;

•	the merger agreement and the transactions contemplated by it not violating or conflicting with (a) its charter documents, (b) any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to it or any of its subsidiaries, or (c) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation of it;

•	consents and approvals needed by it for the merger;

•	documents it filed with the Securities and Exchange Commission, and the accuracy of information contained in such documents;

•	accuracy of its financial statements;

•	absence of material changes or events;

•	absence of undisclosed liabilities;

•	pending or threatened material litigation;

•	filing of tax returns and payment of taxes;

•	matters relating to benefit plans;

•	matters relating to employees, including that, as of the date of the Merger Agreement, certain identified employees have not given notice of an intent to terminate their employment;

•	matters relating to the Employee Retirement Income Security Act;

•	compliance with applicable laws and regulatory matters;

•	matters relating to material contracts;

•	matters relating to assets owned, used or leased by it and investment securities held by it;

•	absence of environmental liabilities;

•	satisfaction or inapplicability of state takeover statute and the inapplicability of its stockholder rights plan;

•	its insurance coverage;

•	its intellectual property;

•	its technology systems;

•	transactions with interested parties;

•	receipt of a fairness opinion from its financial advisor, KBW;

•	engagement and payment of fees of brokers, investment bankers, finders and financial advisors; and

•	the information supplied by it for inclusion in this Offer to Purchase and SoundView’s Solicitation/ Recommendation Statement on Schedule 14D-9.

Schwab made representations and warranties to SoundView in the Merger Agreement, including representations relating to:

•	its valid existence;

•	the authorization, execution, delivery, performance and enforceability of the merger agreement and related matters by or against it;

•	the merger agreement and the transactions contemplated by it not violating or conflicting with (a) its charter documents, (b) any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to it or any of its subsidiaries, or (c) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation of it;

•	consents and approvals needed by it for the merger;

•	documents it filed with the Securities and Exchange Commission, and the accuracy of information contained in such documents;

•	absence of material changes or events;

•	pending or threatened material litigation;

•	compliance with applicable laws and regulatory matters;

•	engagement and payment of fees of brokers, investment bankers, finders and financial advisors; and

•	the information supplied by it for inclusion in this Offer to Purchase and SoundView’s Solicitation/ Recommendation Statement on Schedule 14D-9.

Interim Conduct of Business

The Merger Agreement provides that, except as otherwise expressly permitted under the Merger Agreement, during the period from the date of the Merger Agreement through the completion of the Merger, SoundView must, and must cause each of its subsidiaries to:

•	conduct its businesses in the usual, regular and ordinary course consistent with past practice;

•	use all reasonable best efforts consistent with past practice and policies to preserve intact its current business organizations, keep available the services of its current executive officers and key employees, and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having significant business dealings with it; and

•	not take any action that would adversely affect or delay in any material respect the ability of either it or Schwab to obtain the necessary regulatory or other governmental approvals required for the transactions contemplated by the merger agreement.

SoundView, however, is not prohibited from taking certain actions to sell, divest, dissolve or otherwise transfer its venture capital business, foreign business and investment banking business, each consistent with certain terms outlined in the Merger Agreement.

In addition, SoundView has agreed that until the completion of the merger or unless Schwab consents in writing, it and its subsidiaries will conduct their businesses in compliance with specific restrictions relating to the following:

•	modification of their respective certificates of incorporation and bylaws;

•	the issuance of dividends or other distributions, or splitting, combining or reclassifying its capital stock, or authorizing the issuance of any other security in respect of its capital stock;

•	repurchasing or acquiring any shares of its capital stock, except from former employees, directors and consultants in accordance with agreements providing for such repurchase in connection with any termination of service;

•	the granting or modification of any stock options or other rights to acquire securities except as required by SoundView’s plans or existing agreements;

•	granting annual restricted stock bonuses or annual cash bonuses other than as may be required pursuant to agreements existing as of the date of the Merger Agreement;

•	the issuance and purchase of securities, except for limited issuances of securities in connection with the exercise of outstanding stock options under their stock option plans, outstanding warrants to acquire common stock or Class B common stock or agreements existing as of the date of the Merger Agreement;

•	the transfer of intellectual property other than the transfer of non-exclusive rights to intellectual property in the ordinary course of business consistent with past practice;

•	the granting of exclusive rights with respect to their products or technology;

•	the disposition, lease or license of any properties or assets that are material to their business, other than in the ordinary course of business consistent with past practice and other than the sale of real estate owned in accordance with its policies;

•	the incurrence of indebtedness or comparable obligations other than in the ordinary course of business consistent with past practice;

•	the assumption, cancellation, release, assignment or modification of indebtedness owed to them, other than in the ordinary course of business consistent with past practice;

•	entrance into real property and material operating leases;

•	the payment or discharge in an amount individually or in the aggregate in excess of $100,000 of any claim, action, litigation, arbitration or proceeding arising other than in the ordinary course of business consistent with past practice, other than (i) the payment of obligations reflected or reserved against in SoundView’s financial statements, (ii) pursuant to certain existing agreements scheduled, (iii) pursuant to court orders entered against it, or (iv) as otherwise permitted pursuant to the Merger Agreement;

•	making any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice that do not individually or in the aggregate exceed $100,000 or pursuant to certain contracts or commitments;

•	materially reducing the amount of any material insurance coverage;

•	employees and employee benefits and employment matters, including hiring individuals, paying bonuses or providing salary or bonus guarantees;

•	granting any severance or termination pay, except pursuant to current written policies in effect as of the date of the Merger Agreement;

•	commencement of any lawsuit other than in the ordinary course of business consistent with past practice or where the failure to commence suit would result in the material impairment of a valuable aspect of its business;

•	the acquisition of any business or assets material to SoundView or the acquisition of equity securities of another entity where the securities to be acquired would constitute greater than 5% of the outstanding securities of the other entity;

•	tax elections and liabilities other than in the ordinary course of business consistent with past practice or as required by applicable law, rule or regulation;

•	the revaluation of assets other than in the ordinary course of business consistent with past practice or as required by applicable law, rule or regulation;

•	accounting methods and practices;

•	risk management other than as required by applicable law or regulation, or written rule or directive of a governmental entity; and

•	domain names.

Non-Solicitation and Related Provisions

The Merger Agreement requires that SoundView immediately, and cause its officers, directors, employees, accountants, counsel, financial advisors, agents and other representatives to, cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Takeover Proposal. In addition, SoundView shall not, nor shall it permit or authorize any of its subsidiaries or any of its representatives to, (i) solicit or initiate, or encourage, directly or indirectly, any inquiries regarding or the submission of, any Takeover Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal or approve or resolve to approve any Takeover Proposal.

A “Takeover Proposal” is defined as any inquiry, proposal or offer, whether in writing or otherwise, from a third party to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of assets that constitute 20% or more of the consolidated revenues, net income or assets of SoundView and its subsidiaries or 20% or more of any class of equity securities of SoundView or any of its subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to either SoundView or any of its subsidiaries, including any single or multi-step transaction or series of related transactions, which is structured to permit a third party to acquire beneficial ownership of assets that constitute 20% or more of the consolidated revenues, net income or assets of SoundView and its subsidiaries, or 20% or more of the equity interest in either SoundView or any of its subsidiaries.

However, SoundView and its board of directors is not prohibited from (A) taking and disclosing to its stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (B) making such disclosure to its stockholders as, in the good faith judgment of its board of directors, after receiving advice from outside counsel, is required under applicable law. SoundView, however, may not, except as set forth below, withdraw or modify, or propose to withdraw or modify, its approval or recommendation of the Merger Agreement or the transactions contemplated thereby, including the Offer or the Merger, or approve or recommend, or propose to approve or recommend any Takeover Proposal, or enter into any agreement with respect to any Takeover Proposal.

Notwithstanding the foregoing, prior to the Acceptance Date, SoundView may furnish information concerning its business, properties or assets to any person pursuant to confidentiality agreements with terms and conditions at least as restrictive on such person as the Confidentiality Agreement entered into on September 23, 2003 by and between Schwab and SoundView is on Schwab, and may negotiate and participate in discussions and negotiations with such person concerning a Takeover Proposal if: (x) such person has submitted a Superior Proposal, or a Takeover Proposal that the SoundView board of directors determines in good faith (after consultation with its independent financial advisors) is reasonably likely to be a Superior Proposal, which is pending at the time SoundView determines to take such action; and (y) the SoundView board of directors determines in good faith, based upon advice of outside counsel, that such action is required to discharge the board’s fiduciary duties to the SoundView stockholders under Delaware law. A “Superior Proposal” is defined as an unsolicited written proposal by a third party to acquire, directly or indirectly, more than 50% of the shares of SoundView common stock then outstanding or all or substantially all of SoundView’s assets, and (i) otherwise on terms which SoundView’s board of directors determines in good faith (after consultation with its independent financial advisors) to be more favorable to SoundView stockholders from a financial point of view than the Merger and (ii) which, in the good faith reasonable judgment of SoundView’s board of directors, is reasonably likely to be consummated within a reasonable time, taking into consideration (with respect to both (i) and (ii) above) all financial, regulatory, legal and other aspects of such proposal.

The Merger Agreement requires that SoundView promptly (and in any event within one business day) notify Schwab in writing, of the existence of any proposal, discussion, negotiation or inquiry received by SoundView with respect to any Takeover Proposal, and SoundView is required to communicate promptly to Schwab the material terms and conditions of any proposal, discussion, negotiation or inquiry which it may receive and the identity of the person making such proposal or inquiry or engaging in such discussions or negotiations. SoundView is required to provide promptly to Schwab any non-public information concerning SoundView provided to any other person which was not previously provided to Schwab. SoundView is also required to keep Schwab reasonably informed of the status and details of any such Takeover Proposal.

Recommendation of SoundView’s Board of Directors

SoundView’s board of directors has recommended that the stockholders of SoundView accept the Offer, tender their shares of SoundView common stock and Class B common stock pursuant to the Offer and (if required by applicable law) adopt the Merger Agreement (the “SoundView Board Recommendation”). The Merger Agreement provides that, except as provided below, neither SoundView’s board of directors nor any committee thereof may (i) withdraw the SoundView Board Recommendation or modify the SoundView Board Recommendation in a manner adverse to Schwab or the Purchaser, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal.

Notwithstanding the foregoing, prior to the Acceptance Date, SoundView’s board of directors may withdraw or modify the SoundView Board Recommendation, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case if (A) SoundView shall have received a Superior Proposal which is pending at the time SoundView determines to take such action, (B) SoundView’s board of directors has determined in good faith, based on advice of outside counsel, that such action is required to discharge the board of directors’ fiduciary duties to SoundView’s stockholders under Delaware law, (C) at least three (3) business days has passed following Schwab’s receipt of written notice from SoundView advising Schwab that SoundView’s board of directors has received such a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal, and Schwab does not make an offer that SoundView’s board of directors has concluded in its good faith judgment, after consultation with its financial advisors and outside counsel, is as favorable (taking into account the termination fee described below) to SoundView’s stockholders as such Superior Proposal and (D) SoundView shall have concurrently paid any applicable termination fee.

SoundView Stockholders’ Approval

As promptly as practicable following the Acceptance Date (and following the expiration of any subsequent offering period), if the adoption of the Merger Agreement by SoundView’s stockholders is required by law in order to complete the Merger, SoundView, acting through the Post-Acceptance Board, must take all action necessary under all applicable legal requirements to obtain the requisite stockholder approval.

Under the Merger Agreement, Schwab has agreed to cause all shares of SoundView common stock and Class B common stock owned by Schwab or any subsidiary of Schwab to be voted in favor of the adoption of the

Merger Agreement and completion of the Merger at the SoundView stockholder meeting. However, if the Purchaser owns, by virtue of the Offer or otherwise, at least 90% of the outstanding shares of SoundView common stock and Class B common stock, then the parties are required under the Merger Agreement to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable without a stockholders’ meeting in accordance with Section 253 of the DGCL.

Reasonable Best Efforts to Complete Transactions

The Merger Agreement requires that each of the parties use its reasonable best efforts to effect the transactions contemplated by the Merger Agreement and to fulfill and cause to be fulfilled the conditions to closing under the Merger Agreement.

Employee Benefits Matters

The Merger Agreement requires, prior to completion of the Merger, SoundView to take such action as is necessary to terminate its 401(k) Plan and to ensure that each of its employee is fully vested in his or her account balance under such 401(k) Plan. As soon as practicable following IRS approval of the termination of such 401(k) Plan, the assets of the 401(k) Plan will be distributed and Schwab will permit the SoundView employees who continue to be employed following the completion of the Merger to roll any eligible rollover distributions and outstanding loans over into Schwab’s 401(k) Plan. On completion of the Merger, the SoundView employees will be eligible to participate in Schwab’s 401(k) Plan.

The Merger Agreement also provides that except for certain exclusions, Schwab will credit each SoundView employee with full credit for all service credited under the applicable SoundView employee benefit plans for purposes of eligibility to participate and receive benefits, for purposes of vesting and for purposes of benefit accruals under Schwab’s employee benefit plans. Schwab will also cause its health, dental and vision benefit plans to waive any pre-existing condition exclusions and actively-at-work requirements under such plans with respect to SoundView’s employees and their eligible dependents (to the extent waived under the corresponding SoundView welfare benefit plan) and ensure that any covered expenses incurred on or before the effective time of the Merger to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the effective time to the extent that such expenses are taken into account for similarly situated employees of Schwab.

Schwab has also agreed to provide to employees of SoundView following the effective time (i) employee benefits that are no less favorable in the aggregate to the employee benefits provided to similarly-situated employees of Schwab Capital Markets, except that with respect to employee benefit plans only, Schwab may satisfy its obligations by providing benefits under such employee benefit plans that are no less favorable than the benefits provided to such employees pursuant to the SoundView’s benefit plans immediately prior to completion of the Merger and (ii) base salaries and incentive compensation opportunities that are no less favorable in the aggregate to the base salaries and incentive compensation opportunities provided to such employees immediately prior to completion of the Merger.

Schwab has agreed to provide a severance program for the employees of SoundView that remain with SoundView following the Merger. To the extent an employee is terminated without cause or terminates his or her employment with good reason before the first anniversary of the Merger, then Schwab will pay each such employee a lump sum at the time of termination equal to six months of such employee’s base salary, in the case of an employee who immediately prior to completion of the Merger has the title of Vice President or above, and three months of such employee’s base salary, in the case of any other employee.

Employment Agreements

Concurrently with executing the Merger Agreement, SoundView, Schwab and each of Messrs. Loehr, Meier, Hervey and Maus entered into new employment agreements, which become effective and supersede the executives’ existing employment agreements only on completion of the Merger. In the event that the Merger is not completed, the agreements will be null and void and of no force and effect. The term of each of the executive’s agreements is two years, except for the agreement with Mr. Maus, which has a term of one year.

During the term of the new employment agreements, Mr. Loehr will serve as Chief Executive Officer of SoundView and Executive Vice President of Schwab; Mr. Meier will serve as Sole Head of Global Research-Sales of Schwab/SoundView Capital Markets and Senior Vice President of Schwab; Mr. Hervey will serve as President of SoundView, Sole Head of Global Research of Schwab/SoundView Capital Markets, and Senior Vice President of Schwab (in each case, with duties and responsibilities commensurate with those positions); and Mr. Maus will serve as Chief Administrative Officer of SoundView. During the term of the new employment agreements, each of the executive officers who is party to the agreements will be paid an annual base salary of $200,000 and each is guaranteed annual cash compensation, which in the case of Messrs. Loehr, Meier, Hervey and Maus is $500,000, $1,500,000, $1,700,000 and $550,000, respectively. Each of these individuals will also be eligible to participate in employee benefit plans and to receive certain perquisites during the term of the new employment agreements.

Under the terms of the new employment agreements, upon completion of the Merger, each of Messrs. Loehr, Meier, Hervey and Maus will be granted an award of shares of restricted stock of Schwab under Schwab’s 2001 Stock Incentive Plan. The shares will vest in three equal annual installments on each anniversary of completion of the merger, subject to the executive’s continued employment with Schwab and its affiliates. In the event that any of Messrs. Loehr, Meier, Hervey and Maus suffers a termination of employment by SoundView without cause, resigns for good reason or terminates employment by reason of death or disability, the unvested shares of restricted stock awarded will immediately vest in full. The value of the shares of restricted stock to be awarded to Messrs. Loehr, Meier, Hervey and Maus will be $2,400,000, $1,800,000, $1,980,000 and $120,000, respectively. Upon completion of the Merger, restricted stock awards under Schwab’s 2001 Stock Incentive Plan having the same vesting terms will also be made to other key employees of SoundView.

Under the terms of the new employment agreements, in the event that the employment of any of the executive officers who are party to the agreements is terminated during the term by Schwab without cause or by the executive officer for good reason, each such executive officer will be entitled to receive a lump sum cash severance payment, a pro rata bonus for the year in which the termination of employment occurs, continuation of certain employee benefits for two years, age and service credit for two years (one year with respect to Mr. Maus) for purposes of certain employee benefit plans, and payment of any accrued benefits. The lump sum cash severance payment in the case of Messrs. Loehr, Meier, Hervey and Maus is $2,500,000, $1,750,000, $2,250,000 and $550,000, respectively.

Each of the executive officers who is party to a new employment agreement has agreed not to solicit SoundView’s or Schwab’s employees during the term and for a period of twelve months following termination of employment for any reason and not to compete with SoundView or Schwab during the term and for a period from three to twelve months following termination of employment, depending on the executive and the reason for the termination. Each of such executives has agreed not to use or disclose any confidential information during the term and thereafter.

Directors’ and Officers’ Indemnification and Insurance

The Merger Agreement provides that all rights to indemnification by SoundView existing in favor of those persons who are directors and officers of SoundView as of the date of the Merger Agreement (the “Indemnified Persons”) for their acts and omissions occurring prior to the completion of the Merger, as provided in SoundView’s certificate of incorporation and bylaws (as in effect as of the date of the Merger Agreement) and as provided in indemnification agreements between SoundView and said Indemnified Persons, will survive the Merger and must be observed by SoundView to the fullest extent required by such agreements, except for such modifications of the certificate of incorporation or bylaws as is required by law.

In addition, the Merger Agreement requires that for six years after the Merger, Schwab must cause SoundView, as the surviving corporation, to use reasonable best efforts to provide officers’ and directors’ liability insurance in respect of acts or omissions occurring at or prior to the completion of the Merger covering each person covered immediately prior to the Merger by SoundView’s officers’ and directors’ liability insurance policy with substantively the same coverage and amounts and on terms and conditions which are reasonably comparable to those of the policy in effect on the date of the Merger Agreement. However, Schwab is not obligated to cause SoundView to pay annual premiums in excess of 200% of the current amount paid by SoundView. In the event any future annual premiums exceed 200% of the current amount paid by SoundView, SoundView will be entitled to reduce the amount of coverage to the amount of coverage that can be obtained for 200% of the current amount paid.

Conditions to the Merger

The Merger Agreement provides that the respective obligations of the parties to complete the Merger are subject to the satisfaction or waiver of the following conditions:

•	if required by applicable law, the Merger Agreement must be adopted by the affirmative vote of the holders of greater than 50% of the shares of SoundView common stock outstanding on the record date for the meeting of the holders of SoundView common stock to vote on the adoption of the Merger Agreement;

•	no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the Merger that makes completion of the Merger illegal; and

•	the Purchaser shall have accepted for payment and paid for shares of SoundView common stock and Class B common stock pursuant to the Offer.

Termination of the Merger Agreement

The Merger Agreement provides that it may be terminated:

•	by mutual written consent of Schwab and SoundView at any time prior to the completion of the Merger;

•	by either Schwab or SoundView at any time prior to the Acceptance Date if the completion of the Merger shall not have occurred on or before September 30, 2004 (the “End Date Termination Right”)’; provided that the foregoing right to terminate is not available to any party whose action or failure to act has been the cause of or resulted in the failure to accept shares of SoundView common stock for payment pursuant to the Offer by the close of business on September 30, 2004 and such action or failure to act constitutes a breach of the Merger Agreement;

•	by Schwab at any time prior to the Acceptance Date, if (i) SoundView breaches any of its representations, warranties or obligations hereunder to an extent that would cause the Accuracy Condition or the Covenant Condition (each as defined in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase) not to be satisfied and such breach shall not have been cured within fifteen (15) business days of receipt by SoundView of written notice of such breach (provided that the right to terminate the Merger Agreement by Schwab shall not be available to Schwab if it is at that time in material breach of the Merger Agreement) (the “Representations Termination Right”), (ii) SoundView’s board of directors withdraws or modifies, or resolves to withdraw or modify, the SoundView Board Recommendation in a manner adverse to Schwab (the “Support Termination Right”), (iii) SoundView breaches in any material respect certain of its obligations concerning non-solicitation of Transaction Proposals (the “Non-Solicitation Termination Right”) or (iv) SoundView’s board of directors recommends, endorses, accepts or agrees to a Takeover Proposal or resolves to do so (the “Board Resolution Termination Right”);

•	by SoundView at any time prior to the Acceptance Date, if Schwab breaches any of its representations, warranties or obligations hereunder to an extent that Schwab’s representations and warranties are not true and correct in all material respects, in each case as of the date of the Merger Agreement and as of the effective time of the Merger as though made on such date, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date; provided, however, that SoundView may not terminate the Merger Agreement if the cumulative effect of all inaccuracies of such representations and warranties (for this purpose disregarding any qualification or limitation as to materiality or Parent Material Adverse Effect (as defined in the Merger Agreement)) do not have a Parent Material Adverse Effect, or such breach is cured within fifteen (15) business days following receipt by Schwab of written notice of such breach and that the right to terminate the Merger Agreement by SoundView is not available to SoundView if it is at that time in material breach of the Merger Agreement;

•	by SoundView at any time prior to the Acceptance Date if (i) SoundView’s board of directors has determined in accordance with the applicable provisions of the Merger Agreement that a Superior Proposal has been made and has not been withdrawn, (ii) neither SoundView nor any of its representatives has violated in any material respect any of the restrictions concerning non-solicitation of Transaction Proposals, and (iii) SoundView has paid any applicable termination fee to Schwab (the “Superior Proposal Termination Right”);

•	by either Schwab or SoundView if at any time prior to the effective time of the Merger any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger has become final and nonappealable; and

•	by either Schwab or SoundView at any time prior to the Acceptance Date if the Offer shall have expired without the acceptance for payment of shares of SoundView common stock (the “Offer Expiration Termination Right”); provided, however, that neither Schwab nor SoundView are permitted to terminate the Merger Agreement if the failure to accept shares of SoundView common stock for payment pursuant tot he Offer is attributable to a failure on the part of such party to perform any covenant in the Merger Agreement required to be performed by such party on or prior to the Acceptance Date.

Fees and Expenses; Termination Fee

The Merger Agreement provides that whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby (including the fees and expenses of each party’s advisers, brokers, finders, agents, accountants and legal counsel) are to be paid by the party incurring such expense, except that Schwab and SoundView will share equally the expenses incurred in connection with the registration, filing and printing of Schwab’s Tender Offer Statement on Schedule TO and all related documents, SoundView’s Solicitation/ Recommendation Statement on Schedule 14D-9 and the Proxy Statement, and filing fees associated with compliance with applicable regulatory requirements in connection with the Merger.

The Merger Agreement further provides that SoundView must pay Schwab a termination fee of $12,075,000:

•	at the time of termination of the Merger Agreement if SoundView terminates the Merger Agreement pursuant to the Superior Proposal Termination Right;

•	within fifteen days after the date of termination if Schwab terminates the Merger Agreement pursuant to the Support Termination Right, the Non-Solicitation Termination Right or the Board Resolution Termination Right; and

•

at the time of consummation of a Takeover Proposal if (i) at the time of termination there is a Takeover Proposal with respect to SoundView, (ii) a definitive agreement or letter of intent is entered into by SoundView with respect to a Takeover Proposal or a Takeover Proposal is consummated within twelve (12) months of such termination of the Merger Agreement and (iii) Schwab terminates the Merger

Agreement pursuant to the Representations Termination Right or either Schwab or SoundView terminates the Merger Agreement pursuant to either the End-Date Termination Right or the Offer Expiration Termination Right.

If SoundView fails to pay when due any amount described above and Schwab commences a suit which results in judgment against SoundView for the termination fee, then (i) SoundView must reimburse Schwab for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with such suit, together with interest on the termination fee (for the period commencing as of the date the termination fee was originally required to be paid and ending on the date the termination fee is actually paid to Schwab in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America, N.A.) in effect on the date the termination fee was originally required to be paid.

Confidentiality Agreement

On September 23, 2003, Schwab and SoundView entered into a confidentiality agreement, in connection with their mutual consideration of a possible transaction between SoundView or its subsidiaries, affiliates or joint ventures and Schwab or its subsidiaries, affiliates or joint ventures. The following is a summary of the confidentiality agreement. The following summary does not purport to be a complete description of the terms and conditions of the confidentiality agreement and is qualified in its entirety by reference to the confidentiality agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the Securities and Exchange Commission by the Purchaser and Schwab in connection with the Offer, and is incorporated in this Offer to Purchase by reference.

Pursuant to the confidentiality agreement, the parties agreed to keep confidential certain information concerning each party furnished by such party to the other party and their respective representatives and to use such material solely for the purpose of evaluating a possible transaction between Schwab and SoundView. Schwab and SoundView further agreed to maintain the confidentiality of any discussions or negotiations between the parties. If either party decided not to proceed with a transaction with the other party, at any time on the request of one of the parties for any reason, the parties agreed to return or destroy promptly all documents furnished by or on behalf of the disclosing party. The parties agreed that the agreement would remain in effect for three years, except that with respect to any customer information shared between the parties, the customer information must be held in confidence for a period of five years from the date of the agreement. The parties also agreed, without the prior written consent of the other party, not to solicit for hire any principal or more senior officer of SoundView or any senior vice president or more senior officer of Schwab, as the case may be, with whom it has come into contact or who was specifically identified in connection with or during the course of the evaluation. In addition, the parties also agreed that, except with the prior approval of the board of directors of the other party, not to directly or indirectly (i) acquire or agree to acquire or make any proposal to acquire any voting securities in excess of 5% of the outstanding shares of the other party, or property of the other party or its subsidiaries, (ii) propose to enter into any merger or business combination involving the other party or its subsidiaries or to purchase a material portion of the other party’s or its subsidiaries’ assets, (iii) make or participate in any solicitation of proxies to vote or seek to influence the voting of any securities of the other party, (iv) form, join or participate in a group to seek to control or influence the management board of directors or policies of the other party, (v) advise, assist or encourage any other persons in connection with any of the foregoing or (vi) announce any proposal to amend or terminate these provisions.

“Going Private” Transactions

The Securities and Exchange Commission has adopted Rule 13e-3 promulgated under the Exchange Act (“Rule 13e-3”), which is applicable to certain “going private” transactions and which may, under certain circumstances, be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (1) the shares of SoundView common stock are deregistered under the Exchange Act prior to the Merger or other business combination or (2) the Merger or other business combination is consummated within one year after the purchase of the shares of SoundView common stock pursuant to the Offer and the amount paid per shares of SoundView common stock in the Merger or other business combination is at least equal to the amount paid per share of SoundView common stock in the Offer. Schwab and the Purchaser believe that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, the SoundView stockholders will receive the same price per share of SoundView common stock as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that information concerning certain financial consideration offered to minority stockholders in the transaction be filed with the Securities and Exchange Commission and disclosed to stockholders prior to the consummation of the transaction.

13.	Certain Conditions to the Offer

The following is a summary of all of the conditions to the Offer, and the Offer is expressly conditioned on the satisfaction of these conditions. The following summary does not purport to be a complete description of the conditions to the Offer contained in the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the Securities and Exchange Commission by the Purchaser and Schwab in connection with the Offer, and is incorporated in this Offer to Purchase by reference. The Merger Agreement may be examined, and copies obtained, by following the procedures described in Section 8 (Certain Information Concerning SoundView) of this Offer to Purchase.

The Merger Agreement provides that the Purchaser is not required to accept for payment, or (subject to any applicable rule or regulation of the Securities and Exchange Commission) pay for, and may delay the acceptance for payment of, or (subject to any applicable rule or regulation of the Securities and Exchange Commission) the payment for, any tendered shares of SoundView common stock and Class B common stock, and (subject to the terms of the Merger Agreement) may terminate the Offer on any scheduled Expiration Date and not accept for payment any tendered shares of SoundView common stock and Class B common stock, if (i) the Minimum Condition has not been satisfied by 5:00 p.m., New York City time, on the Expiration Date or (ii) any of the following conditions shall not have been satisfied:

•	the representations and warranties of SoundView set forth in the Merger Agreement must be true and correct in all material respects, in each case as of the date of the Merger Agreement and as of the Acceptance Date as though made on such date, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date; provided that, if any of such representations and warranties are not true and correct (for this purpose disregarding any qualification or limitation as to materiality or a SoundView Material Adverse Effect), then this condition will be deemed satisfied if and only if the cumulative effect of all inaccuracies of such representations and warranties (for this purpose disregarding any qualification or limitation as to materiality or SoundView Material Adverse Effect) are not or do not have a SoundView Material Adverse Effect and Schwab must have received a certificate to the foregoing effect signed on behalf of SoundView by its Chief Executive Officer and Chief Financial Officer (the “Accuracy Condition”);

•	SoundView must have performed in all material respects its obligations required to be performed by it under the Merger Agreement at or prior to the Acceptance Date and Schwab must have received a certificate to the foregoing effect signed on behalf of SoundView by its Chief Executive Officer and Chief Financial Officer (the “Covenant Condition”);

•	Schwab, SoundView and the Purchaser and their respective subsidiaries must have timely obtained from each governmental entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the other transactions contemplated by the Merger Agreement, including such approvals, waivers and consents as may be required under the Securities Act, the Securities Exchange Act, the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended (the “HSR Act”), the New York Stock Exchange, Inc. (the “NYSE”), the National Association of Securities Dealers, Inc. (the “NASD”), the American Stock Exchange LLC (the “AMEX”), and any state laws; and

•	there must be no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Offer or the Merger in effect; nor any statute, rule, regulation or order enacted, entered, or enforced which prevents or prohibits the consummation of the Offer or the Merger; provided, however, that in the event an injunction or other order is issued, each party agrees to use its reasonable best efforts to have such injunction or other order lifted.

The foregoing conditions are for the sole benefit of Schwab and the Purchaser and, subject to the terms and conditions of the Merger Agreement, may be waived by Schwab or the Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Schwab and the Purchaser. The failure by Schwab or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. The Offer is expressly subject to the satisfaction of each of the foregoing conditions.

If the Offer is terminated pursuant to the foregoing provisions, all tendered shares of SoundView common stock and Class B common stock will be promptly returned to the tendering stockholders.

14.	Certain Legal Matters

Except as described in this Section 14, based on information provided by SoundView, none of SoundView, the Purchaser or Schwab is aware of any license or regulatory permit that appears to be material to the business of SoundView that might be adversely affected by the Purchaser’s acquisition of shares of SoundView common stock and Class B common stock in connection with the Offer or the Merger, or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of shares of SoundView common stock and Class B common stock by the Purchaser in connection with the Offer or the Merger. Should any such approval or other action be required, the Purchaser and Schwab presently contemplate that such approval or other action will be sought, except as described below under “State Takeover Statutes.” While, except as otherwise described in this Offer to Purchase, the Purchaser does not presently intend to delay the acceptance for payment of, or payment for, shares of SoundView common stock and Class B common stock that are tendered in the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to SoundView’s business or that certain parts of SoundView’s business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment, or pay for, shares of SoundView common stock and Class B common stock that are tendered in the Offer. See Section 13 (Certain Conditions to the Offer) of this Offer to Purchase for certain conditions to the Offer, including conditions with respect to governmental actions.

Delaware Law

In general, Section 203 of the DGCL prevents an interested stockholder (generally, a stockholder owning 15% or more of a corporation’s outstanding voting stock or an affiliate thereof) from engaging in a business combination (generally defined to include a merger and certain other transactions as described below) with a Delaware corporation for a period of three years following the time when such stockholder became an interested stockholder unless (i) prior to such time the corporation’s board of directors approved either the business combination or the transaction that resulted in such stockholder becoming an interested stockholder, (ii) upon completion of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock option plans and persons who are directors and also officers of the corporation) or (iii) at or subsequent to such time, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder (and such action may not be taken by written consent).

SoundView’s board of directors has taken all actions necessary to exempt the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement from the provisions of Section 203 of the DGCL.

State Takeover Statutes

A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. SoundView, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described in this Offer to Purchase, it is not known whether any of these laws will, by their terms, apply to the Offer or the Merger and the Purchaser has not complied with any such laws. Except as set forth in this Offer to Purchase, Schwab and the Purchaser have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, Schwab and the Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Schwab and the Purchaser might be unable to accept for payment or purchase shares of SoundView common stock or Class B common stock tendered in the Offer or be delayed in continuing or consummating the Offer. In that case, the Purchaser may not be obligated to accept for purchase, or pay for, any shares of shares of SoundView common stock or Class B common stock tendered in the Offer.

In 1982, in a case named Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. In 1987, however, in a case named CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in a case named TLX Acquisition Corp. v. Telex Corp., a Federal District Court located in the State of Oklahoma ruled that certain Oklahoma statutes were unconstitutional insofar as they purported to apply to corporations incorporated outside of the State of Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in a case named Tyson Foods, Inc. v. McReynolds, a Federal District Court located in the State of Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside of the State of Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal District Court located in the State of Florida held in a case named Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of the State of Florida.

Antitrust Laws

United States Antitrust Law. Under the HSR Act, and the rules that have been promulgated under the HSR Act by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be completed unless certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. The Offer and the Merger are subject to the filing and waiting period requirements of the HSR Act.

Pursuant to the requirements of the HSR Act, Schwab, on behalf of itself and the Purchaser, filed a Notification and Report Form with respect to the Offer and Merger with the Antitrust Division and the FTC on

November 24, 2003. As a result, the waiting period applicable to the purchase of shares pursuant to the Offer is scheduled to expire at 11:59 p.m., New York City time, on December 9, 2003. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from the Purchaser and from SoundView. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the tenth day after substantial compliance by the Purchaser and SoundView with such request. Thereafter, such waiting period can be extended only by court order.

The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser’s acquisition of shares of SoundView common stock and Class B common stock in the Offer and the Merger. At any time before the Purchaser’s acquisition of shares of SoundView common stock and Class B common stock, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Purchaser’s acquisition of shares of SoundView common stock and Class B common stock in the Offer, the Merger or otherwise, or seeking the divestiture of shares of SoundView common stock and Class B common stock acquired by the Purchaser, or the divestiture of substantial assets of Schwab, SoundView or their respective subsidiaries. At any time after the Purchaser’s acquisition of shares of SoundView common stock and Class B common stock in the Offer and the Merger, the FTC or the Antitrust Division could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking the divestiture of the shares of SoundView common stock and Class B common stock acquired by the Purchaser in the Offer and the Merger or the divestiture of substantial assets of Schwab, SoundView or their respective subsidiaries.

Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer or the Merger or other acquisition of shares of SoundView common stock and Class B common stock by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 13 (Certain Conditions to the Offer) of this Offer to Purchase for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

Under the Merger Agreement, Schwab and SoundView have agreed to use their reasonable best efforts to resolve any objections that the antitrust regulators may raise with respect to the contemplated transactions.

Foreign Antitrust Law. The antitrust and competition laws of certain foreign countries may apply to the Offer and the Merger and related filings and notifications may be required. The Purchaser, Schwab and SoundView are reviewing whether any such filings are required in connection with the Offer or the Merger and intend to make such filings promptly to the extent required.

Industry Regulatory Approvals

Consummation of the Offer and the Merger is also subject to approvals of, or filings with, various industry self-regulatory organizations (including the NASD, the NYSE, the AMEX and the Pacific Stock Exchange), and the securities commissions of certain states and other jurisdictions in which SoundView and Schwab conduct business. SoundView filed an application for approval with the NASD on November 26, 2003. The NASD may request additional information in connection with its consideration of the application within 30 days of such filing and must render its decision on the application within 180 days after such filing. However, based on preliminary discussions with the NASD, SoundView is of the view that the NASD will conclude its review and approve SoundView’s application within the 30-day period described above.

Schwab is also required to obtain certain approvals from the NYSE before consummation of the Offer. A request for such approval is expected to be filed by December 9, 2003, and it is anticipated that the approval process will be completed within a time period similar to the approval process for the NASD. Notice of the proposed acquisition of SoundView by Schwab is required to be made with the AMEX and the Pacific Stock

Exchange, which are expected to be made no later than December 19, 2003. The securities commissions of certain states with which SoundView and Schwab are registered in order to conduct their respective businesses require notice of the proposed acquisition of SoundView, which notices are expected to be made prior to the receipt of approval from the NASD. A filing with the Ontario Securities Commission is expected to be filed within five days following the completion of the offer.

Federal Reserve Board Regulations

Shares of SoundView common stock are currently margin securities under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of shares of SoundView common stock. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, shares of SoundView common stock would no longer constitute margin securities for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

15.	Fees and Expenses

The Purchaser and Schwab have retained Georgeson Shareholder Communications Inc. to act as the Information Agent for the Offer, and Wells Fargo Bank Minnesota, N.A., to serve as the Depositary for the Offer. Each of the Information Agent and the Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with its services, including certain liabilities and expenses under United States federal securities laws.

The Information Agent may contact holders of SoundView common stock and Class B common stock by mail, telephone, facsimile, email, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of SoundView common stock and Class B common stock.

Neither the Purchaser nor Schwab will pay any fees or commissions to any broker or dealer or other person (other than to the Depositary, the Information Agent and in the event that the laws of one or more jurisdictions require the Offer to be made by a broker or dealer licensed in such jurisdiction, to such broker or dealer) in connection with the solicitation of tenders of shares of SoundView common stock and Class B common stock in connection with the Offer. Upon request, the Purchaser will reimburse brokers, dealers, banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding material to their customers.

16.	Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares of SoundView common stock and Class B common stock in any jurisdiction in which the making of the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Schwab is aware of any jurisdiction in which the making of the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. To the extent that the Purchaser or Schwab becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser may amend, in its discretion, the Offer and, depending on the timing of such amendment, if any, may extend, in its discretion, the Offer to provide adequate dissemination of such information to holders of shares of SoundView common stock and Class B common stock prior to the expiration of the Offer.

No person has been authorized to give any information or to make any representation on behalf of the Purchaser or Schwab that is not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

The Purchaser and Schwab have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to such document. In addition, SoundView has filed with the Securities and Exchange Commission a Solicitation/ Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, containing its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional information with respect to the Offer. Such documents and any amendments to such documents, including the related exhibits, should be available for inspection and copies should be obtainable in the manner described in Section 8 (Certain Information Concerning SoundView) of this Offer to Purchase.

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER AND SCHWAB

1.	Directors and Executive Officers of the Purchaser

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of the Purchaser are set forth below. The business address and phone number of each such director and executive officer is Shakespeare Merger Corporation, c/o The Charles Schwab Corporation, 120 Kearny Street, San Francisco, California 94108, (415) 627-7000. All directors and executive officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment and Employment History
Christopher V. Dodds Chief Financial Officer	Mr. Dodds was appointed Chief Financial Officer of the Purchaser on formation of the Purchaser in contemplation of the Offer and the Merger. Mr. Dodds has been Chief Financial Officer of Schwab and Charles Schwab & Co. Inc. (“CS&Co.”) since 1999 and Executive Vice President of Schwab and CS&Co. since 1998. Mr. Dodds was Corporate Controller of Schwab from 1997 to 1999 and Corporate Treasurer of Schwab from 1993 to 1997. Mr. Dodds joined Schwab in 1986.

Mark P. Lee Senior Vice President – Finance and Director	Mr. Lee was elected Director and appointed Senior Vice President – Finance of Purchaser in contemplation of the Offer and the Merger. Mr. Lee has been Senior Vice President – Finance of CS&Co. since 2000 and served as Vice President of CS&Co. between 1996 and 2000.

Lawrence E. Leibowitz President and Director	Mr. Leibowitz was elected Director and appointed President of Purchaser in contemplation of the Offer and the Merger. Mr. Leibowitz has been Executive Vice President – Equities of CS&Co. since 2003 and served as Senior Vice President of CS&Co. between 2001 and 2003. Prior to joining Schwab, Mr. Leibowitz was a Managing Member of Bunker Capital, an institutional investor, 411 W. Putnam Avenue, Greenwich, CT 06830, (203) 863-7833, from 1996 to 2001.

Joseph R. Martinetto Treasurer and Director	Mr. Martinetto was elected Director and appointed Treasurer of Purchaser in contemplation of the Offer and the Merger. Mr. Martinetto has been Senior Vice President and Treasurer of Schwab and CS&Co. since May 19, 2003. He also served as Senior Vice President and Treasurer of Schwab from 1997 until October 2001 and as Senior Vice President and Treasurer of CS&Co. from 1998 until October 2001. Between October 2001 and May 2003, Mr. Martinetto served as Senior Vice President – Retail Finance for CS&Co.

2.	Directors and Executive Officers of Schwab

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Schwab are set forth below. The business address and phone number of each such director and executive officer is The Charles Schwab Corporation, 120 Kearny Street, San Francisco, California 94108, (415) 627-7000. Except as otherwise indicated, all directors and executive officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment and Employment History
Nancy H. Bechtle Director	Ms. Bechtle served as President and Chief Executive Officer of the San Francisco Symphony, Davies Symphony Hall, 201 Van Ness Avenue, San Francisco, CA 94102 (415) 552-8000, from 1987 until December 2001, and has served as a member of the San Francisco Symphony Board of Governors since 1984. She was a director and Chief Financial Officer of J.R. Bechtle & Co., an international consulting firm, 3560 Washington Street, San Francisco, CA 94118 (415) 567-2364, from 1979 to 1998. Ms. Bechtle also has served as Chairman and Chief Executive Officer of Sugar Bowl Ski Resort, and as a director of Sugar Bowl Corporation, both 629 Sugar Bowl Road, Norden, CA 95724 (530) 426-9000, since 1998.

C. Preston Butcher Director	Mr. Butcher has been Chairman and Chief Executive Officer of Legacy Partners (formerly Lincoln Property Company N.C., Inc.), a real estate development and management firm, 4000 East Third Avenue, Suite 600, Foster City, CA 94404-4805 (650) 571-2200, since 1998. Mr. Butcher served as President, Chief Executive Officer and Regional Partner of Lincoln Property Company N.C., Inc. from 1967 until 1998.

Donald G. Fisher Director	Mr. Fisher is Chairman of the Board of Gap, Inc., a nationwide specialty retail clothing chain, Two Folsom Street, San Francisco, CA 94105 (800) 427-6397. He was also Chief Executive Officer of Gap, Inc. from 1969 to November 1995. Mr. Fisher has been a trustee of the Presidio Trust, 34 Graham Street, San Francisco, CA 94129 (415) 561-5300, by appointment of former President Clinton since 1997. He is a member of the California State Board of Education, 1430 N Street, Room 5111, Sacramento, CA 95814 (916) 319-0827, and served on the Advisory Council for the Office of the U.S. Trade Representative, 600 17th Street, N.W., Washington, DC 20508 (888) 473-8787, from 1987 until 1998.

Anthony M. Frank Director	Mr. Frank is Chairman Emeritus and co-founder of Belvedere Capital Partners, a bank holding company and a general partner of an investment fund specializing in financial institutions, One Maritime Plaza, Suite 825, San Francisco, CA 94111 (415) 434-1236. He served as Chairman of Belvedere Capital Partners from 1993 until 2000. From 1988 until 1992, Mr. Frank served as Postmaster General of the United States, 475 L’Enfant Plaza SW, Washington, DC 20260-0010 (202) 268-4860. Mr. Frank is a director of Temple-Inland, Inc., a maker of containers, cardboard products and building products and a provider of financial services, P.O. Box 40, Austin, TX 78767 (512) 434-5800; Cotelligent, Inc., an information technology services company, 100 Theory, Suite 200, Irvine, CA 92612 (888) 683-6400; and Bedford Properties Investors, 270 Lafayette Circle, Lafayette, CA 94549-4379 (925) 283-8910, and Crescent Real Estate Equities, 777 Main Street, Suite 2100, Fort Worth, TX 76102 (817) 321-2100, both real estate investment trusts.

2

Name and Position	Present Principal Occupation or Employment and Employment History
Frank C. Herringer Director	Mr. Herringer has been Chairman of the Board of Transamerica Corporation, a financial services company, 600 Montgomery Street, San Francisco, CA 94111 (415) 983-4000, since 1996. He served as Chief Executive Officer of Transamerica from 1991 to 1999 and President from 1986 to 1999, when Transamerica was acquired by Aegon N.V. From the date of the acquisition until May 2000, Mr. Herringer served on the Executive Board of Aegon N.V., AEGONplein 50, 2591 TV The Hague, The Netherlands (31)(70) 344 32 10, and as Chairman of the Board of Aegon U.S.A, 1111 North Charles Street, Baltimore, MD 21201-5574 (410) 576 4571. Mr. Herringer is also a director of AT&T Corporation, a voice, video and data communications company, One AT&T Way, Bedminster NJ 07921, (908) 221-2000, Unocal Corporation, an oil company, 2141 Rosecrans Avenue, Suite 4000, El Segundo, CA 90245 (310) 726-7600; and Mirapoint, Inc., an Internet message infrastructure equipment developer, 909 Hermosa Court, Sunnyvale, CA 94085 (408) 720-3700.

Stephen T. McLin Director	Mr. McLin has been Chairman and Chief Executive Officer of STM Holdings LLC, which offers merger and acquisition advice for technology companies, c/o Long Point Capital, 26700 Woodward Avenue, Royal Oak, MI 48067 (248) 548-6000, since 1998. From 1987 until 1998, he was President and Chief Executive Officer of America First Financial Corporation, a finance and investment banking firm, 2440 Executive Drive, Suite 207, St. Charles, MO 63303 (636) 940-0068. Mr. McLin is a director of BCG ValueScience, Inc., a joint venture of the Boston Consulting Group and ValueScience, Inc., 2551 Casey Avenue, Suite C, Mountain View, CA 94043 (650) 428-3403; and is an advisory director of Headwaters MB, a merchant bank, One Tabor Center, 1200 17th Street, Suite 900, Denver CO 80202 (303) 572-6000.

David S. Pottruck President, Chief Executive Officer Director	Mr. Pottruck is President and Chief Executive Officer of Schwab. He became President in 1992, and Chief Executive Officer in May 2003. He was also Schwab’s Chief Operating Officer from 1994 until September 1998. Mr. Pottruck is currently a director of U.S. Trust Corporation (“US Trust”), 515 S. Flower Street, Suite 2700, Los Angeles, CA 90071 (213) 861-5000, and United States Trust Company of New York (“US Trust NY”), 114 West 47th Street, New York, NY 10036 (212) 852-1000 (each of which is a subsidiary of Schwab); the Nasdaq Stock Market, 9600 Blackwell Road, Rockville, MD 20850 (877) 536-2737; Intel Corporation, a maker of microcomputer components and related products, 2200 Mission College Boulevard, Santa Clara, CA 95052-8119 (408) 765-8080; and DoveBid, Inc., a provider of online business-to-business capital asset auctions and valuation services, 3033 Excelsior Boulevard, Suite 420, Minneapolis, MN 55416 (952) 848-8460.

Charles R. Schwab Chairman and Director	Mr. Schwab was a founder of Charles Schwab & Co., Inc. in 1971, and has been its Chairman since 1978. He has been Chairman and a director of Schwab since its incorporation in 1986. He also served as Chief Executive Officer from 1986 until January 1998, when he and David S. Pottruck became Co-Chief Executive Officers. Mr. Schwab recently handed his Co-Chief Executive Officer title to Mr. Pottruck in May 2003, making Mr. Pottruck the sole CEO of Schwab. Mr. Schwab is a director of US Trust and US Trust NY; Gap, Inc.; Siebel Systems, Inc., a company that provides support for software systems, 2207 Bridgepointe Parkway, San Mateo, CA 94404 (650) 295-5000; and Xign, Inc., a developer of electronic payment systems using digitally signed electronic check technology, 3825 Hopyard Road, #220, Pleasanton, CA 94588 (925) 469-9446. He is also a trustee of The Charles Schwab Family of Funds, Schwab Investments, Schwab Capital Trust and Schwab Annuity Portfolios, all registered investment companies.

3

Name and Position	Present Principal Occupation or Employment and Employment History
George P. Shultz Director	Dr. Shultz is Professor Emeritus of International Economics at the Graduate School of Business at Stanford University, 518 Memorial Way, Stanford University, Stanford, CA 94305-5015 (650) 723-2146, and a Distinguished Fellow at the Hoover Institution, Stanford University, Stanford, CA 94305-601 (650) 723-1754. He has held United States government positions as Secretary of Labor (1969-1970), Director of the Office of Management and Budget (1970-1972), Secretary of the Treasury (1972-1974) and Secretary of State (1982-1989). In 1989, he was awarded the Medal of Freedom, the nation’s highest civilian honor. Dr. Shultz is a director of Bechtel Group, Inc., a provider of engineering, construction and related management services, Bechtel Corporation, 50 Beale Street, San Francisco, CA 94105-1895 (415) 768-1234; Fremont Group, Inc., an investment company, 199 Fremont Street, Suite 2400, San Francisco, CA 94105-2261 (415) 284-8500; Gilead Sciences, Inc., a biotechnology company, 333 Lakeside Drive, Foster City, CA 94404 (650) 574-3000; and UNext, a provider of business education and training over the Internet, 500 Lake Cook Road, Deerfield, IL 60015-5609 (877) 405-4500. He is also Chairman of J.P. Morgan Chase’s International Advisory Council, 270 Park Avenue, Floor 35, New York NY 10017-2070 (212) 270-6000. He was President of Bechtel Group, Inc. from 1974 to 1982.

Paula A. Sneed Director	Ms. Sneed, has been Group Vice President and President of E-Commerce and Marketing Services for Kraft Foods, Inc., a national food packaging company, Three Lakes Drive, Northfield, IL 60093 (917) 663-3194, since September 2000. She joined General Foods Corporation (which later merged with Kraft Foods) in 1977 and has held a variety of management positions, including Vice President, Consumer Affairs; Vice President and President, Foodservice Division; Executive Vice President and General Manager, Desserts Division; Executive Vice President and General Manager, Dinners and Enhancers Division; Senior Vice President, Marketing Service, and Chief Marketing Officer. Ms. Sneed is a member of the board of directors of Airgas, Inc., a national distributor of industrial, medical and specialty gases and related equipment, 259 N. Radnor-Chester Road, Suite 100, Radnor, PA 19087 (610) 687-5253.

Roger O. Walther Director	Mr. Walther has served as Chairman and Chief Executive Officer of Tusker Corporation, a real estate and business management company, 3636 Buchanan Street, San Francisco, CA 94123 (415) 563-2500, since August 1997. He served as Chairman and Chief Executive Officer of ELS Educational Services, Inc., a provider in the United States of courses in English as a second language, 400 Alexander Park, Princeton, NJ 08540-6306 (609) 750-3500, between 1992 and 1997. Mr. Walther was President, Chief Executive Officer and a director of AIFS, Inc., which designs and markets educational and cultural programs internationally, 9 West Broad Street, Stamford, CT 06902-3788 (800) 727-2437, from 1964 to February 1993. Since 1985, Mr. Walther has served as Chairman and has been a director of First Republic Bank, 111 Pine Street, San Francisco, CA 94111 (800) 392-1400.

Robert N. Wilson Director	Mr. Wilson was Senior Vice Chairman of the board of directors of Johnson & Johnson, a manufacturer of health care products and provider of related services for the consumer, pharmaceutical and medical devices and diagnostics market, One Johnson & Johnson Plaza, New Brunswick, NJ 08933 (732) 524-0400, until May 2003, at which time he retired from that position and from Johnson & Johnson’s board of directors. Mr. Wilson joined Johnson & Johnson in 1964. He was appointed to Johnson & Johnson’s executive committee in 1983 and was elected to its board of directors in 1986. Mr. Wilson is also a director of US Trust and US Trust NY; and Amerada Hess Corporation, an integrated oil and gas company, 1185 Avenue of the Americas, New York, NY 10036 (212) 997-8500.

4

Name and Position	Present Principal Occupation or Employment and Employment History
David B. Yoffie Director	Professor Yoffie is the Max and Doris Starr Professor of International Business Administration at Harvard Business School, Soldiers Field, Boston, MA 02163 (617) 495-6000. Professor Yoffie served as chairman of the HBS Strategy department from 1997-2002 and chairman of the HBS Advanced Management Program from 1999-2002. He is currently a Visiting Scholar at Stanford Business School, 518 Memorial Way, Stanford University, Stanford, CA 94305-5015 (650) 723-2146. Professor Yoffie is also a director of Intel Corporation; E-Ink Corporation, a visual communications company, 733 Concord Avenue, Cambridge, MA 02138 (617) 499-6000; and Spotfire Corporation, a provider of guided analytic applications, 212 Elm Street, Somerville, MA 02144 (800) 245-4211. He also serves on the board of the National Bureau of Economic Research, 1050 Massachusetts Avenue, Cambridge, MA 02138-5398 (617) 868-3900.

William L. Atwell Executive Vice President – President of Client Sales and Services and Banking	Mr. Atwell has been Executive Vice President – President of Client Sales and Services and Banking since May 2003. He served as Executive Vice President – Institutional, International and Banking of Schwab and CS&Co. from June 2002 until May 2003 and Executive Vice President – International and Banking of CS&Co. from February 2002 to May 2002. Mr. Atwell was Executive Vice President – International of CS&Co. from 2000 to January 2002. Prior to joining Schwab, Mr. Atwell was Senior Vice President – National Sales and Delivery Network for CIGNA Healthcare, One Liberty Place, 1650 Market Street, Philadelphia, PA 19192 (215) 761-1000, from 1996 to 2000.

Jody L. Bilney Executive Vice President and Chief Marketing Officer	Ms. Bilney has been Executive Vice President and Chief Marketing Officer of Schwab and CS&Co. since July 2002. Prior to joining CS&Co., Ms. Bilney was Senior Vice President – Brand Management and Marketing Communications from 2001 to 2002, President – Consumer Markets Group from 2000 to 2001, Vice President – Consumer Markets Group from 1999 to 2000, Vice President – General Manager, Consumer Sales from 1997 to 1999, and Vice President – Marketing from 1996 to 1997 for Verizon Communications, a provider of telecommunication services, 1095 Avenue of the Americas, New York, NY 10036 (212) 395-2121.

Christopher V. Dodds Executive Vice President and Chief Financial Officer	Mr. Dodds has been Chief Financial Officer of Schwab and CS&Co. since 1999 and Executive Vice President of Schwab and CS&Co. since 1998. Mr. Dodds was Corporate Controller of Schwab from 1997 to 1999 and Corporate Treasurer of Schwab from 1993 to 1997. Mr. Dodds joined Schwab in 1986.

Lon Gorman Vice Chairman and President – Schwab Institutional and Asset Management and Schwab Capital Markets, L.P.	Mr. Gorman has been Vice Chairman and President – Schwab Institutional and Asset Management of Schwab and CS&Co. since May 2003. He served as Vice Chairman of Schwab and CS&Co. since 1999, President – Asset Management Products and Services since February 2002, Enterprise President – Schwab Capital Markets of CS&Co. and Executive Vice President of Schwab since 1997. Mr. Gorman was Executive Vice President – Schwab Capital Markets of Schwab and CS&Co. from 1996 to 1997. Mr. Gorman joined Schwab in 1996.

Daniel O. Leemon Executive Vice President and Chief Strategy Officer	Mr. Leemon has been Executive Vice President and Chief Strategy Officer of Schwab and CS&Co. since 1995. Mr. Leemon joined Schwab in 1995. Mr. Leemon is currently a director of LiveCapital, a provider of online small business financing, 1900 South Norfolk Street, Suite 115, San Mateo, CA 94403 (650) 350-3600.

5

Name and Position	Present Principal Occupation or Employment and Employment History
Dawn G. Lepore Vice Chairman – Technology, Active Trader, Operations, and Administration	Ms. Lepore has been Vice Chairman – Technology, Active Trader, Operations and Administration of Schwab and CS&Co. since May 2003. She served as Vice Chairman – Technology, Operations, and Administration of Schwab and CS&Co. from July 2002 until May 2003 and Vice Chairman – Technology and Administration of Schwab and CS&Co. from October 2001 to July 2002. Ms. Lepore was Vice Chairman and Chief Information Officer of Schwab and CS&Co. from 1999 to October 2001 and Executive Vice President and Chief Information Officer of Schwab and CS&Co. from 1993 to 1999. Ms. Lepore joined Schwab in 1983. Ms. Lepore is currently a director of Wal-Mart Stores, Inc., 702 S.W. 8th Street, Bentonville, AR 72716 (800) 925-6278, and eBay Inc., 2145 Hamilton Avenue, San Jose, CA 95125 (408) 376-7400.

Mary S. McLeod Executive Vice President – Human Resources	Ms. McLeod has been Executive Vice President – Human Resources of Schwab and CS&Co. since 2001. Ms. McLeod was appointed to Schwab’s Executive Committee effective January 1, 2003. Prior to joining Schwab, Ms. McLeod was Vice President of Human Resources for the Global Sales Organization of Cisco Systems Inc., 170 West Tasman Drive, San Jose, CA 95134 (408) 526-4000, from 2000 to 2001 and Senior Vice President of Human Resources for Hallmark Cards, Inc., 2501 McGee Street, Kansas City, MO (800) 425-5627, from 1997 to 2000.

Geoffrey J. Penney Executive Vice President and Chief Information Officer	Mr. Penney has been Executive Vice President and Chief Information Officer of Schwab and CS&Co. since 2001. Mr. Penney was appointed to Schwab’s Executive Committee effective January 1, 2003. Mr. Penney was Executive Vice President – Schwab Technology of CS&Co. from 1998 to 2001. Mr. Penney joined Schwab in 1997 as Senior Vice President of Financial Products and International Technology of CS&Co. Mr. Penney is currently a director of Keynote Systems, an internet performance management company, 777 Mariners Island Boulevard, San Mateo, CA 94404 (650) 403-2400. Mr. Penny is a citizen of the United Kingdom.

Alan J. Weber Executive Vice President of The Charles Schwab Corporation, Chairman and Chief Executive Officer of U.S. Trust Corporation	Mr. Weber has been Executive Vice President of Schwab, Chief Executive Officer of US Trust and U.S. Trust NY, and a director of US Trust since October 2002. Mr. Weber was appointed Chairman of US Trust as of January 31, 2003. Prior to joining US Trust, Mr. Weber was Vice Chairman and Chief Financial Officer for Aetna, Inc., 151 Farmington Avenue, Hartford, CT 06156, (860) 273-8642, from 1998 to 2001 and Chairman of Citibank International, 336 The Strand, London, England (011)(44)(17) 1500 0817, from 1994 to 1998.

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Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for shares of SoundView common stock and Class B common stock and any other required documents should be sent or delivered by each stockholder of SoundView or such stockholder’s broker, dealer, bank, trust company or other nominee to the Depositary at one of the addresses set forth below.

Wells Fargo Bank Minnesota, N.A.

By Registered Mail:	By Facsimile Transmission:	By Hand or Overnight Courier:
Wells Fargo Bank Minnesota, N.A. Shareowner Services Corporate Actions Department P.O. Box 64858 St. Paul, Minnesota 55164-0858	Wells Fargo Bank Minnesota, N.A. Shareowner Services (651) 450-4110 (phone) (651) 450-4252 (fax)	Wells Fargo Bank Minnesota, N.A. Shareowner Services Corporate Actions Department 161 North Concord Exchange South St. Paul, Minnesota 55075

Questions regarding the Offer, and requests for assistance in connection with the Offer, may be directed to the Information Agent at its telephone number and location listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent.

The Information Agent for the Offer is:

17 State Street, 10th Floor

New York, NY 10004

Banks and Brokers Call: (212) 440-9800

All Others Call Toll Free: (800) 213-0473